SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
  [ ] Preliminary Proxy Statement
  [ ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
  [X] Definitive Proxy Statement
  [ ] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   AT&T Corp.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [ ] $125 per Exchange Act Rules 0-11(c)(I)(ii), 14-a-6(i)(1), or 14a-6(i)(2)
      or Item 22(a)(2) of Schedule 14A.

  [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).

  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
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  (2) Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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  (4) Proposed maximum aggregate value of transaction:

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  (5) Total fee paid:

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  [ ] Fee paid previously with preliminary materials.

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  [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
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  (4) Date Filed:

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

                                        [globe logo] AT&T

                                        ----------------------------------------



                                        1999

                                        Notice of
                                        Annual Meeting
                                        and
                                        Proxy Statement
                                        ----------------------------------------



                                        Wednesday, May 19, 1999

                                        at 9:30 a.m. local time

                                        George R. Brown Convention Center
                                        1001 Avenida de las Americas
                                        Houston, Texas 77010

                               NOTICE OF MEETING



     The 114th Annual Meeting of Shareholders of AT&T Corp. (the "Company") will be held at the George R. Brown Convention Center, 1001 Avenida de las Americas, Houston, Texas, on Wednesday, May 19, 1999, at 9:30 a.m. local time, for the following purposes:

     o To elect Directors for the ensuing year (page 8);

     o To ratify the appointment of auditors to examine the Company's accounts for the year 1999 (page 17);

     o To approve an Amendment to the AT&T 1997 Long Term Incentive Program (page 18); and

     o To act upon such other matters, including shareholder proposals (page
       29), as may properly come before the meeting.

     Holders of voting shares at the close of business on March 25, 1999 will be entitled to vote with respect to this solicitation.




                             Marilyn J. Wasser

                             Vice President - Law and Secretary





March 25, 1999

                                        [globe logo] AT&T



                                                     32 Avenue of the Americas
                                                     New York, NY 10013-2412


C. Michael Armstrong
Chairman of the Board



                                                                  March 25, 1999



Dear Shareholder:

     It is a pleasure to invite you to our Company's 1999 Annual Meeting of Shareholders in Houston, Texas on Wednesday, May 19, beginning at 9:30 a.m. local time, at the George R. Brown Convention Center. This will be AT&T's 114th Annual Meeting of Shareholders. If you plan to join us at the meeting, an admission ticket will be required and is attached to the proxy card. For your convenience, a map of the area and directions to the Center are printed on the back of the proxy card.
     Whether you own a few or many shares of stock and whether or not you plan to attend, it is important that your shares be voted on matters that come before the meeting. Registered shareholders can vote their shares by using a toll-free telephone number or via the Internet. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the Directors' recommendations.
     I look forward to seeing you on May 19 in Houston.


                                                Sincerely,


                                                /s/ C. Michael Armstrong

AT&T Corp. Executive Offices
32 Avenue of the Americas
New York, NY 10013-2412





                                PROXY STATEMENT



     This proxy statement and the accompanying proxy/voting instruction card (proxy card) were mailed beginning March 25, 1999 to holders of voting shares in connection with the solicitation of proxies by the Board of Directors for the 1999 Annual Meeting of Shareholders in Houston, Texas. Proxies are solicited to give all shareholders of record at the close of business on March 25, 1999 an opportunity to vote on matters that come before the meeting. This procedure is necessary because shareholders live in all states and abroad and most will not be able to attend. Shares can be voted only if the shareholder is present in person or is represented by proxy.

     Registered shareholders (those who hold shares directly or through Company plans rather than a bank or broker) can simplify their voting and save the Company expense by calling 1-800-273-1174 or voting via the Internet at http://att.proxyvoting.com/. If you hold your shares through a bank or broker, you will receive separate instructions. Telephone and Internet voting information is provided on the proxy card. A Control Number is designed to verify shareholders' identities and allow them to vote their shares and confirm that their voting instructions have been properly recorded. It is located above the shareholder's name and address on the lower left of the proxy card or in an e-mail notification for those shareholders who consented to receive their annual meeting proxy materials electronically.


Proxy Materials and Annual Report

     AT&T's Notice of Annual Meeting and Proxy Statement and the annual report are available on the AT&T Investor Relations Home Page on the Internet at http://www.att.com/ir/. AT&T's shareholders can access the proxy statement and annual report via the Internet. If you vote this year's proxy via the Internet, you may complete an Electronic Proxy Consent form to enroll in our paperless process for future meetings.

     If you do not choose to vote by telephone or the Internet, you may still return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Directors. Abstentions marked on the proxy card are voted neither "for" nor "against," but are counted in the determination of a quorum. If you do vote by telephone or the Internet, it is not necessary to return your proxy card.

     If you wish to give your proxy to someone other than the Proxy Committee, all three names appearing on the proxy card must be crossed out and the name of another person or persons (not more than three) inserted. The signed card must be presented at the meeting by the person or persons representing you. You may revoke your proxy at any time before it is voted at the meeting by executing a later-voted proxy by telephone, the Internet, or mail, by voting by ballot at the meeting, or by filing an instrument of revocation with the inspectors of election in care of the Vice President - Law and Secretary of the Company.

     If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive. Although most banks and brokers now offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements.

     Your vote is important. Accordingly, you are urged to vote by telephone, the Internet, or by signing and returning the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

Confidential Voting

     For many years, AT&T has had a confidential voting policy. In response to 1998 shareholder interest, the Company has formalized its policy by amending its by-laws so that all proxies and other voting materials, including telephone and Internet voting, are kept confidential and are not disclosed to the Company or its officers and Directors, subject to standard exceptions. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. This new by-law provision cannot be amended, rescinded, or waived except by a shareholder vote. Two independent inspectors of election have been appointed and they are officers of The Corporation Trust Company.



Voting Shares Held in Dividend Reinvestment and Savings Plans


     If a shareholder is a participant in the AT&T Shareowner Dividend Reinvestment and Stock Purchase Plan ("DRISPP") or the AT&T Employee Stock Purchase Plan ("ESPP"), the proxy card will represent the number of full shares in the DRISPP and the ESPP accounts on the record date, as well as shares registered in the participant's name. If an employee shareholder is a participant in the AT&T Employee Stock Ownership Plan, AT&T Long Term Savings Plan for Management Employees, AT&T Long Term Savings and Security Plan, AT&T Retirement Savings and Profit Sharing Plan, AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, or AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. If proxy cards representing shares in the above-named plans are not returned, those shares will not be voted except for shares in the employer shares fund in the AT&T Long Term Savings and Security Plan which will be voted by the trustee of the plan.



Annual Meeting Admission

     If you are a registered shareholder and plan to attend the meeting in person, please detach and retain the admission ticket and map which are attached to your proxy card or, if you received your proxy materials via the Internet, please call the AT&T shareowner services number, 1-800-348-8288, to request an admission ticket and map. If you will attend the meeting, please be sure to respond to the "Annual Meeting" question when you vote. A beneficial owner who plans to attend the meeting may obtain an admission ticket in advance by sending a written request, with proof of ownership, such as a bank or brokerage firm account statement, to: Manager - Proxy, AT&T Corp., 295 North Maple Avenue, Room 1216L2, Basking Ridge, New Jersey 07920-1002. Admittance to the annual meeting will be based upon availability of seating.

     Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter.

     The George R. Brown Convention Center is fully accessible to disabled persons, and sign interpretation and wireless headsets will be available for our hearing-impaired shareholders.

     Highlights of the meeting will be included in a midyear report to shareholders. Information on obtaining a full transcript of the meeting will also be included in the midyear report.

     Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with proxy materials. Shareholders with multiple accounts may be receiving more than one annual report which is costly to AT&T and may be inconvenient to these shareholders. Such shareholders who vote by mail may authorize AT&T to discontinue mailing extra annual reports for selected accounts by marking the "Annual Report" box on the proxy card. If you vote by telephone or the Internet, you will also have the opportunity to indicate that you wish to discontinue receiving extra annual reports. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards. To resume the mailing of an annual report to an account, please call the AT&T shareowner services number, 1-800-348-8288.

     Comments from shareholders about the proxy material or about other aspects of the business are welcomed. Space is provided on the back of the proxy card and on the Internet screen for this purpose. Although such comments will not be answered on an individual basis, they are analyzed and used to determine what additional information should be furnished in various Company communications.

     On January 1, 1999, there were 1,753,610,193 shares of AT&T Common Stock outstanding. The Company estimates that when the exchange of shares resulting from its acquisition of Tele-Communications, Inc. ("TCI"), which closed on March 9, 1999, is completed, there will be approximately 2,098,000,000 shares of AT&T Common Stock, approximately 536,000,000 shares of Liberty Media Group Class A Common Stock, and approximately 55,000,000 shares of Liberty Media Group Class B Common Stock outstanding. Each share of AT&T Common Stock and each share of Liberty Media Group Class B Common Stock is entitled to one vote and each share of Liberty Media Group Class A Common Stock is entitled to one-tenth of a vote on each matter properly brought before the meeting. AT&T has declared a 3-for-2 stock split effective April 15, 1999 for AT&T Common Stock. All share numbers for AT&T Common Stock in this proxy statement do not reflect the stock split.


BOARD OF DIRECTORS


     The Board of Directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. However, in accordance with corporate legal principles, the Board of Directors is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by participating in Board and committee meetings, by reviewing analyses and reports sent to them each month, and through discussions with the Chairman and other officers.

     The Board of Directors held 16 meetings and the committees held 18 meetings in 1998. The average attendance in the aggregate of the total number of meetings of the Board and the total number of committee meetings was 96%.

     Sanford I. Weill is Chairman and Co-Chief Executive Officer of Citigroup Inc. In 1998, Salomon Smith Barney Holdings Inc., a subsidiary of Citigroup Inc., rendered services to the Company and continues to provide services in 1999 for which it received customary compensation. Citigroup Inc. has adopted a policy that excludes all securities income from AT&T in the determination of Mr. Weill's compensation.



COMMITTEES OF THE BOARD


     The Board has established a number of committees, including the Audit Committee, the Compensation and Employee Benefits Committee, and the Governance and Nominating Committee, each of which is briefly described below. Other committees of the Board include: the Executive Committee, the Finance Committee, and the Proxy Committee (which votes the shares represented by proxies at the annual meeting of shareholders).

     The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The committee also meets with the independent auditors and with appropriate Company financial personnel and internal auditors concerning these matters. The committee recommends to the Board the appointment of the independent auditors, subject to ratification by the shareholders at the annual meeting. Both the internal auditors and the independent auditors periodically meet alone with the committee and always have unrestricted access to the committee. The committee, which consists of six non-employee Directors, met four times in 1998.

     The Compensation and Employee Benefits Committee administers management incentive compensation plans, including stock option plans, and keeps informed and advises the Board regarding employee benefit plans. The committee establishes the compensation structure for senior managers of the Company and makes recommendations to the Board with respect to compensation of the officers as listed on page 44. The committee, which consists of five non-employee Directors, met seven times in 1998.

     The Governance and Nominating Committee, reconstituted from the Directors and Public Policy Committee during the second half of 1998, advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices, including compensation of Directors and the selection of candidates as nominees for election as Directors, and it provides guidance with respect to matters of public policy. The committee, which consists of four non-employee Directors and one employee Director, met four times in 1998. The committee recommended this year's Director candidates at the January 1999 Board Meeting.

     In recommending AT&T Board candidates, this committee seeks individuals of proven judgment and competence who are outstanding in their respective fields. The Committee considers such factors as experience, education, employment history, special talents or personal attributes, anticipated participation in AT&T Board activities, geographic location, and diversity factors. Shareholders who wish to suggest qualified candidates should write to: Vice President - Law and Secretary, AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412, stating in detail the qualifications of such persons for consideration by the committee.

     AT&T has formed a new Board committee named the Capital Stock Committee comprised of Dr. John C. Malone, Donald V. Fites, and Michael I. Sovern to oversee the interaction between Liberty Media Group and the other assets and businesses of AT&T.


COMPENSATION OF DIRECTORS

     In 1998, Directors who were not employees received an annual cash retainer of $45,000 and stock units with a then-current market value of $45,000, which were deferred automatically and credited to a portion of a deferred compensation account, pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors. The chairpersons of the Audit Committee, Compensation and Employee Benefits Committee, and Finance Committee each received an additional annual retainer of $7,500. The chairperson of the Governance and Nominating Committee received an additional annual retainer of $5,000. No fees are paid for attendance at regularly scheduled Board and Committee meetings. Directors received a fee of $1,500 for each special Board or committee meeting attended.

     Directors may elect to defer the receipt of all or part of their cash retainer and other compensation into the AT&T shares portion or the cash portion of the deferred compensation account. The AT&T shares portion (the value of which is measured from time to time by the market value of Company common shares) is credited on each dividend payment date for AT&T common shares with a number of deferred shares of common stock equivalent in market value to the amount of the quarterly dividend on the shares then credited in the accounts. The cash portion of the deferred compensation account earns interest, compounded quarterly, at an annual rate equal to the average interest rate for ten-year United States Treasury Notes for the previous quarter plus 5%.

     Effective December 31, 1996, the Company terminated its Pension Plan for Non-Employee Directors. The Pension Plan now covers only those non-employee Directors who retired prior to December 31, 1996. Benefits accrued for then-active Directors were valued and converted into a deferred annuity. The Company also provides non-employee Directors with travel accident insurance when on Company business. A non-employee Director may purchase life insurance sponsored by the Company. The Company will share the premium expense with the Director; however, all the Company contributions will be returned to the Company at the earlier of (a) the Director's death or (b) the later of age 70 or 15 years from the policy's inception. This benefit will continue after the non-employee Director's retirement from the Board.

     Effective December 1997, the Board adopted share ownership targets equal to five times the total value of the annual cash retainer and annual stock unit amounts. Although Directors generally have five years to attain the ownership goal, nine of the non-employee Directors have already met their target. Directors who are employees of the Company receive no compensation for serving as Directors, but also have ownership targets.



ELECTION OF DIRECTORS (Item 1 on Proxy Card)


     The Proxy Committee intends to vote for the election of the thirteen nominees listed on the following pages unless otherwise instructed by the shareholders on the proxy card or by telephone or Internet voting. These nominees have been selected by the Board on the recommendation of the Governance and Nominating Committee. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if you are voting by telephone or the Internet, follow the system instructions. Directors will be elected by a plurality of the votes cast. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote.

     If at the time of the meeting one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Governance and Nominating Committee or, if none, the size of the Board will be reduced. The Governance and Nominating Committee knows of no reason why any of the nominees will be unavailable or unable to serve.

     Directors elected at the meeting will hold office until the next annual meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of March 25, 1999.


NOMINEES FOR ELECTION AS DIRECTORS




[Picture of C. Michael Armstrong]

C. Michael Armstrong, Chairman and Chief Executive Officer of AT&T since November 1997. Chairman and Chief Executive Officer of Hughes Electronics (1992-1997). Chairman of the President's Export Council. Chairman of FCC Network Reliability and Interoperability Council. Member of the Council on Foreign Relations, the National Security Telecommunications Advisory Committee, and the Defense Policy Advisory Committee on Trade. Director of Citigroup, Inc. and member of the supervisory board of the Thyssen-Bornemisza Group. Director of AT&T since 1997; Chairman of the Executive Committee and the Proxy Committee. Age 60.



[Picture of Kenneth T. Derr]

Kenneth T. Derr, Chairman and Chief Executive Officer of Chevron Corporation (international oil company) since 1989. Director of Chevron Corporation; Citigroup, Inc.; and Potlatch Corporation. Director of AT&T since 1995; member of the Audit Committee and the Compensation and Employee Benefits Committee. Age 62.

[Picture of M. Kathryn Eickhoff]


M. Kathryn Eickhoff, President of Eickhoff Economics Inc. (economic consultants) since 1987. Associate Director for Economic Policy, U.S. Office of Management and Budget (1985-1987). Director of Fleet Bank, NA; Pharmacia & Upjohn, Inc.; and Tenneco Inc. Director of AT&T since 1987; member of the Audit Committee and the Finance Committee. Age 59.



[Picture of Walter Y. Elisha]


Walter Y. Elisha, Retired Chairman and Chief Executive Officer of Springs Industries (textile manufacturing). Chairman (1983-1998) and Chief Executive Officer (1981-1997). Member of President's Advisory Committee for Trade Policy and Negotiations. Director of Cummins Engine Company, Inc. and Carolina Power & Light Company. Director of AT&T since 1987; Chairman of the Governance and Nominating Committee and member of the Finance Committee. Age 66.



[Picture of George M.C. Fisher]


George M.C. Fisher, Chairman and Chief Executive Officer since 1996 and Chairman, President, and Chief Executive Officer (1993-1996) of Eastman Kodak Company (imaging company). Chairman and Chief Executive Officer of Motorola, Inc. (1990-1993). Chairman of the Board of Directors of the University of Illinois Foundation. Member of The Business Roundtable and The Business Council. Chairman of the U.S.-China Business Council. Chairman of U.S. Council on Competitiveness (1991-1993). Elected to American Academy of Arts and Sciences and the National Academy of Engineers. Member of President's Advisory Committee for Trade Policy and Negotiations. Director of Eastman Kodak Company and General Motors Corporation. Director of AT&T since 1997; member of the Compensation and Employee Benefits Committee and the Finance Committee. Age 58.

[Picture of Donald V. Fites]


Donald V. Fites, Retired Chairman and Chief Executive Officer
(1990-1999), President and Chief Operating Officer (1989-1990) of Caterpillar Inc. (manufacturer of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines). Past Chairman of The Business Roundtable, the U.S.-Japan Business Council, the National Foreign Trade Council, and the Equipment Manufacturers' Institute. Director of the National Association of Manufacturers; Member of the Business Council, and former Member of the President's Advisory Committee for Trade Policy and Negotiations. Director of Caterpillar Inc., Mobil Corporation, Georgia-Pacific Corporation, and Wolverine World Wide, Inc. Director of AT&T since 1997; Chairman of the Capital Stock Committee, member of the Governance and Nominating Committee and the Finance Committee. Age 65.


[Picture of Ralph S. Larsen]

Ralph S. Larsen, Chairman and Chief Executive Officer of Johnson & Johnson (pharmaceutical, medical, and consumer products) since 1989. Chairman of The Business Council and Member of the Policy Committee of The Business Roundtable. Director of Johnson & Johnson and Xerox Corporation. Director of AT&T since 1995; Chairman of the Finance Committee and member of the Audit Committee. Age 60.


[Picture of John C. Malone]

John C. Malone, Chairman of Liberty Media Group since 1999.
Former Chairman (1996-1999), Chief Executive Officer (1994-1999), and President (1994-1997) of Tele-Communications, Inc. Chief Executive Officer (1992-1994) and President (1973-1994) of TCI Communications Inc. Director of Liberty Media Group, The Bank of New York, At Home, TCI Satellite Entertainment, Inc., Cablevision Systems Corporation, and Lenfest Communications, Inc. Director of AT&T since March 1999. Member of the Governance and Nominating Committee and the Capital Stock Committee. Age 58.

[Picture of Donald F. McHenry]



Donald F. McHenry, President of IRC Group LLC (international relations consultants) since 1981; University Research Professor of Diplomacy and International Relations, Georgetown University, since 1981. Director of Bank of Boston Corp. and its subsidiary, First National Bank of Boston; Coca-Cola Co.; International Paper Co.; and SmithKline Beecham plc (U.K.). Director of AT&T since 1986; member of the Audit Committee, the Compensation and Employee Benefits Committee, the Governance and Nominating Committee, and the Executive Committee. Age 62.


[Picture of Michael I. Sovern]

Michael I. Sovern, President Emeritus and Chancellor Kent Professor of Law at Columbia University; President (1980-1993). President of Shubert Foundation. Director of Sequa Corp. and Warner-Lambert Company. Chairman of the Japan Society. Chairman of the American Academy in Rome. Director of AT&T since 1984; Chairman of the Audit Committee and member of the Compensation and Employee Benefits Committee, the Executive Committee, the Proxy Committee, and the Capital Stock Committee. Age 67.


[Picture of Sanford I. Weill]

Sanford I. Weill, Chairman and Co-Chief Executive Officer of Citigroup Inc. since October 1998; Chairman and Chief Executive Officer of Travelers Group and its predecessor, Commercial Credit Company (1986-1998). President of American Express Company (1983-1985) and Chairman and Chief Executive Officer of the Fireman's Fund Insurance Company subsidiary (1984-1985). Chairman of the Board of Trustees of Carnegie Hall; Chairman of the Board of Overseers for Cornell University's Joan and Sanford I. Weill Medical College and Graduate School of Medical Sciences; and Founder and Chairman of the National Academy Foundation. Vice Chairman of The Business Council. Director of E. I. du Pont de Nemours and Company; New York Presbyterian Hospital; and Memorial Sloan-Kettering Cancer Center. Director of AT&T since 1998; member of the Audit Committee and the Finance Committee. Age 66.

[Picture of Thomas H. Wyman]



Thomas H. Wyman, Senior Advisor of SBC Warburg Inc. (1996-1997), Chairman of S.G. Warburg & Co. Inc. (1992-1996), and Vice Chairman of S.G. Warburg Group plc (1993-1995) (investment banking). Chairman of UB Investments US Inc. (1989-1996) (food products). Chairman and Chief Executive Officer of CBS Inc. (1983-1986). William H. Donaldson Faculty Fellow, Yale School of Management (1987-1989). Lead Director of Delphi Automotive Systems, Inc. and Director of Zeneca Group plc (U.K.). Past Director of General Motors Corporation (1985-1998) and Hughes Electronics Corp. (1992-1998). Director of AT&T since 1981; Chairman of the Compensation and Employee Benefits Committee and member of the Governance and Nominating Committee, the Executive Committee, and the Proxy Committee. Age 69.



[Picture of John D. Zeglis]


John D. Zeglis, President since November 1997, Vice Chairman (June-November
1997), General Counsel and Senior Executive Vice President (1996-1997), Senior Vice President and General Counsel (1986-1996) of AT&T. Director of Helmerich and Payne Corporation, Sara Lee Corporation, and Illinova Corporation. Director of AT&T since 1997; member of the Governance and Nominating Committee. Age 51.

                  STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS


     The following table sets forth information concerning the beneficial ownership of AT&T Common Stock as of January 1, 1999 for (a) each current Director elected to the Board in 1998 and each of the nominees for Director;
(b) each of the officers named in the Summary Compensation Table herein ("Named Officers") not listed as a Director; and (c) Directors and executive officers as a group. Except as otherwise noted, the nominee or family members had sole voting and investment power with respect to such securities.





                                              Number of Shares
                                 -------------------------------------------
                                   Beneficially       Deferral
             Name                    Owned (1)       Plans (2)       Total
------------------------------   ----------------   -----------   ----------
              (a)
C. Michael Armstrong .........        186,103(3)     5,263        191,366
Kenneth T. Derr ..............          3,000        3,174          6,174
M. Kathryn Eickoff ...........          3,000        2,686          5,686
Walter Y. Elisha .............         10,925       18,984         29,909
George M.C. Fisher ...........         10,088        3,705         13,793
Donald V. Fites ..............          3,000        2,168          5,168
Ralph S. Larsen ..............          1,000        6,490          7,490
John C. Malone ...............              0(4)         0              0
Donald F. McHenry ............          3,115        5,652          8,767
Michael I. Sovern ............          1,200        3,662          4,862
Sanford I. Weill .............         15,000          382         15,382
Thomas H. Wyman ..............          1,000        7,916          8,916
John D. Zeglis ...............        336,996(5)    71,138        408,134




                                     Beneficially       Deferral
              Name                       Owned           Plans         Total
-------------------------------   ------------------   ---------   ------------
              (b)
Daniel E. Somers ..............           51,186(6)      8,842        60,028
John C. Petrillo ..............          188,057(7)      3,790       191,847
Frank Ianna ...................           84,548(8)      1,844        86,392
          (c)
Directors and Executive
  Officers as a Group .........        1,872,818(9)    157,818     2,030,636

Footnotes




1. As of January 1, 1999, no individual Director or nominee for Director or named officer beneficially owned 1% or more of AT&T's outstanding common shares, nor did the Directors and executive officers as a group.

2.  Share units held in deferred compensation accounts.

3. Includes beneficial ownership of 100,000 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

4. As of March 17, 1999, the date of Dr. Malone's election to the Board of Directors, Dr. Malone held beneficial ownership, direct and indirect, of 23,659,141 shares of AT&T Common Stock; 1,790,807 shares of Liberty Media Group Class A Common Stock; and 50,504,008 shares of Liberty Media Group Class B Common Stock (which share totals include shares that may be acquired upon the exercise of stock options granted in tandem with stock appreciation rights, a portion of which is not currently exercisable and includes shares that are owned by others but which Dr. Malone has the right to vote). For more information relating to Dr. Malone's stock ownership, see "Certain Relationships and Related Transactions" (page 62).

5. Includes beneficial ownership of 331,567 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

6. Includes beneficial ownership of 50,666 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

7. Includes beneficial ownership of 182,449 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

8. Includes beneficial ownership of 84,182 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

9. Includes beneficial ownership of 1,667,924 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

 OWNERSHIP OF VOTING SECURITIES IN EXCESS OF FIVE PERCENT BY A BENEFICIAL OWNER

     As of December 31, 1998, the only entity known to the Company to be a beneficial owner of more than 5% of the issued and outstanding shares of AT&T Common Stock was:





    Name and Address                Total
           of                 Number of Shares         % of
    Beneficial Owner         Beneficially Owned        Class
------------------------   ----------------------   ----------
   FMR Corp.                     94,700,030(1)         5.242
   82 Devonshire Street
   Boston, MA 02109




Footnote

1. This information is based on a Schedule 13G, dated February 1, 1999, filed jointly by FMR Corp. ("FMR"), Edward C. Johnson 3d, and Abigail P. Johnson reporting beneficial ownership as of December 31, 1998. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 83,906,175 shares of AT&T Common Stock, as investment advisor to various investment companies ("Funds") and sub-advisor to Fidelity American Special Situations Trust ("FASST"), the investment advisor of which is a subsidiary of Fidelity International Limited ("FIL"). Edward C. Johnson 3d, FMR, and the Funds each has sole power to dispose of, and the Funds have sole power to vote, the 83,879,175 shares owned by the funds. FIL is the beneficial owner of 1,467,337 shares of AT&T Common Stock, which includes the 27,000 shares owned by FASST. FIL has sole power to dispose of these shares, sole power to vote 1,301,437 of these shares, and no power to vote 165,900 of these shares. FMR and FASST also have sole power to dispose of and to vote the 27,000 shares owned by FASST. As investment manager of institutional accounts, Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 9,353,518 shares of AT&T Common Stock. Edward C. Johnson 3d and FMR each has sole power to dispose of these shares, sole power to vote 7,340,342 of these shares, and no power to vote 2,013,176 of these shares. Edward C. Johnson 3d, Abigail P. Johnson, and other members of the Johnson family group may be deemed to form a controlling group with respect to FMR.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, initial reports of ownership and reports of changes in beneficial ownership of common stock of the Company.

     To the Company's knowledge, based upon the reports filed and written representations that no other reports were required, during the fiscal year ended December 31, 1998, its Directors and executive officers complied with all applicable Section 16(a) filing requirements.


RATIFICATION OF APPOINTMENT OF AUDITORS

(Item 2 on Proxy Card)


     Subject to shareholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of PricewaterhouseCoopers LLP ("PwC") as the independent auditors to examine the Company's financial statements for the year 1999. PwC has audited the Company's books for many years. Your Directors recommend that shareholders vote FOR such ratification. Ratification of the appointment of auditors requires a majority of the votes cast. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote. If the shareholders do not ratify this appointment, other independent auditors will be considered by the Board upon recommendation of the Audit Committee.

     Representatives of PwC are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

     For the year 1998, PwC also examined the financial statements of the Company's subsidiaries and provided other audit services to the Company and subsidiaries in connection with SEC filings, review of financial statements, and audits of pension plans.

DIRECTORS' PROPOSAL TO APPROVE AMENDMENTS TO THE AT&T 1997 LONG TERM INCENTIVE PROGRAM
(Item 3 on Proxy Card)


     In January 1999, the Board of Directors approved, subject to shareholder approval, amendments to the AT&T 1997 Long Term Incentive Program (the "Plan"). The most important change effected by these amendments is to increase the number of shares authorized under the Plan. The Plan is not expiring by its term but requires amendments that address the following corporate developments:

     o A significant increase in the eligible grant population for stock options resulting from the completed mergers with Teleport Communications Group Inc. and Tele-Communications, Inc., the proposed acquisition of Vanguard Cellular Systems, and the agreement to acquire the IBM Global Network Services business.
     o Continued growth in the use of stock-based compensation by the Company's competitors for talent.
     o  The expanded use of stock options deeper in the AT&T organization.

The amendments also extend the Plan's term by two years and increase the number of shares which may be used for awards other than stock options. In approving the proposed amendments, your Directors reviewed competitive market data, compiled by independent compensation consultants, regarding competitors' (traditional and new) annual share usage and unused share availability as a percentage of outstanding shares. These data support the proposed share authorization.
     If the amendments are not approved by shareholders, awards would continue to be granted pursuant to the Plan until May 31, 2002; however, the Company would have insufficient shares remaining under the Plan to address the corporate developments outlined above.
     As of December 31, 1998, approximately 61,225,000 shares of AT&T Common Stock remained available under the Plan out of a total of 100,000,000 shares authorized to be issued under the Plan.

From January 1, 1999 to February 28, 1999, the Company issued under the Plan net additional grants of (i) 23,284,286 stock options, (ii) 596,933 performance shares, and (iii) 320,472 restricted stock units. Of these additional issuances, the Named Officers received (i) 1,534,000 stock options, (ii) 103,600 performance shares, and (iii) 192,800 restricted stock units. As of February 28, 1999, approximately 37,000,000 shares of AT&T Common Stock remain available under the Plan, including up to 11,400,000 shares that may be used for awards other than stock options and/or stock appreciation rights ("SARs") (such as restricted stock, performance shares, and other stock unit awards).

     Long-term incentive awards are outstanding under plans previously approved by shareholders, including awards under plans of companies acquired by AT&T which were assumed by AT&T (collectively the "Prior Plans"). Long-term incentive awards are no longer being made under the Prior Plans. Awards currently outstanding under the Prior Plans and the Plan would not be affected by the proposed amendments to the Plan.


Description of Amendments to the 1997 Plan

     The types of awards available under the amended Plan are the same types of awards as are now available under the 1997 Plan. The proposed amendments to the Plan are to:

     1.  Extend the term of the Plan from May 31, 2002 to May 31, 2004.

     2. Beginning in 2000, and subject to adjustments permitted in the Plan, annually increase the shares available for awards by one and three-fourths percent (1.75%) of the total shares of AT&T Common Stock outstanding on the first day of each calendar year during the remaining term of the Plan. At January 1, 1999, this percentage equaled 30,688,178 shares. All shares available in any year which are not awarded under the Plan shall be available for award in subsequent years.

     3. Subject to adjustments permitted in the Plan, increase the maximum number of shares that may be used for awards other than stock options and/or SARs by 10 million shares to 25 million shares, and increase the maximum number of shares which may be used for restricted stock awards with a restricted period of less than three years from 5 million shares to 8 million shares.

     4. Limit the term of all options and SARs to ten years from the date the option or SAR is granted, not just incentive stock options. This amendment reflects current practice, and no options have been granted under the Plan with terms in excess of ten years from date of grant. AT&T has not granted any SARs under the Plan. Incentive plans of companies acquired by AT&T have included grants of SARs.

     5. Subject to adjustments permitted in the Plan, change the limit on the options and/or SARs that may be granted to any individual from two million shares in any three calendar year period to two million shares in any calendar year period beginning with 1999.

     6. In addition to the current prohibition in the Plan that the Committee may not amend the terms of any option or SAR to reduce the option price, the Committee shall be prohibited, without first securing the approval of shareholders, from canceling any outstanding option and granting a new option with a lower option price such that the effect would be the same as reducing the option price.


Plan Benefits

     Because the Plan is discretionary and may be based on Company financial performance, it is not possible to determine or to estimate the benefits or amounts that will be received in the future by individual employees or groups of employees under the Plan.


Types of Awards

     The Plan would permit the granting of any or all of the following types of awards: (1) stock options, including incentive stock options ("ISOs") intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code ("Code"), (2) SARs, in tandem with stock options or free-standing, (3) restricted stock, (4) performance shares and performance units conditioned upon meeting performance criteria, and (5) other awards of stock or awards valued in whole or in part by reference to, or otherwise based on, stock or other property of the Company ("other stock unit awards"). In connection with any award or any deferred award, payments may also be made representing dividends or their equivalent.


Administration and Eligibility

     The Plan shall be administered by the Compensation and Employee Benefits Committee of the Board ("Committee"), each of the members of which is a "non-Employee Director" as defined in the Securities Exchange Act of 1934 ("Exchange Act"), and an "outside director" as defined in the Code. The Committee has the authority to select employees to whom awards are granted, to determine the types of awards and the number of shares covered, and to set the terms, conditions, and provisions of such awards and to cancel or suspend awards. The Committee shall be authorized to interpret the Plan and to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into under the Plan, and to make all other determinations which may be necessary or advisable for the administration of the Plan. Prospectively, all employees of the Company and its subsidiaries and other affiliates are eligible to be participants except employees of Liberty Media Group.


Shares Subject to Plan

     Subject to adjustment as described below, shares remaining from the 100 million shares of AT&T Common Stock authorized in 1997 plus, beginning in 2000, one and three-fourths percent (1.75%) of the shares of AT&T Common Stock outstanding on the first day of each calendar year shall be available for awards granted under the Plan during the term of the Plan. All shares available in any year that are not awarded under the Plan shall be available for awards in subsequent years. No more than 25 million shares may be used for awards other than options and/or SARs.

     If another company is acquired by the Company, or combines with the Company, any of the Company's shares covered by or issued as a result of the assumption or substitution of outstanding grants of the acquired company would not be deemed issued under the Plan and would not be subtracted from the shares available for grant under the Plan. If any shares subject to any award under the Plan or under the Prior Plans are forfeited, or such award is settled for cash, or expires, or is otherwise terminated without issuance of shares, the shares subject to such award shall again be available for grant pursuant to the Plan. The number of shares available for awards under the Plan shall also be increased by the number of shares withheld by or tendered to the Company in connection with the payment of the exercise price of an option or other award under the Plan or the satisfaction of tax withholding obligations. The shares of stock deliverable under the Plan may consist in whole or in part of authorized and unissued shares, treasury shares, or shares purchased in the open market, or otherwise.


Stock Options

     The price per share of stock purchasable under any stock option will be determined by the Committee, but shall not be less than 100% of the fair market value of the stock on the date of the grant of such option. The term of each option shall be fixed by the Committee. Options shall be exercisable at such time or times as determined by the Committee, but no option shall be exercisable after the expiration of ten years from the date the option is granted.


Stock Appreciation Rights

     An SAR may be granted free-standing or in tandem with new options or after the grant of a related option that is not an ISO. Upon exercise of an SAR, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right is exercised (calculated as of the exercise date or, if the Committee shall so determine in the case of any SAR not related to an ISO, as of any time during a specified period before the exercise date) over the grant price of the SAR. The grant price and other terms of the SAR shall be determined by the Committee, but no SAR shall be exercisable after the expiration of ten years from the date the SAR or a related option is granted. Payment by the Company upon such exercise will be in cash, stock, other property or any combination thereof, as the Committee shall determine. Unless otherwise determined by the Committee, any related option shall no longer be exercisable to the extent the SAR has been exercised and the exercise of an option shall cancel the related SAR to the extent of such exercise.


Restricted Stock

     Restricted stock may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law. The participants shall have, with respect to restricted stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any cash dividends, unless the Committee shall determine otherwise. Upon termination of employment during the restriction period, all restricted stock shall be forfeited, subject to such exceptions, if any, as are authorized by the Committee.

     A minimum three (3) year restriction period shall apply to restricted stock awards under the Plan that are not subject to performance conditions restricting transfer, except that a restriction period of less than three (3) years may apply to such awards for up to eight (8) million shares.


Performance Awards

     From time to time, the Committee may set a period during which performance criteria determined by the Committee are measured for the purpose of determining the extent to which a performance award has been earned. Performance awards may be in the form of performance shares, which are units valued by reference to shares of stock, or performance units, which are units valued by reference to cash or property other than stock. Performance awards may be paid in cash, stock, other property, or a combination thereof. Recipients of performance awards are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law.

Other Stock Unit Awards

     The Committee shall also be authorized to grant to participants, either alone or in addition to other awards granted under the Plan, awards of stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, common stock or other property ("other stock unit awards"). Other stock unit awards may be paid in common stock of the Company, cash, or any other form of property as the Committee shall determine.

     The Committee shall determine the employees to whom other stock unit awards are to be made, the times at which such awards are to be made, the number of shares to be granted pursuant to such awards, and all other conditions of such awards. For any such award or shares subject to any such award, the transferability of which is conditional only on the passage of time, such restriction period shall be a minimum of three (3) years.


Nonassignability of Awards

     Unless the Committee determines otherwise at the time of an award or thereafter, no award granted under the Plan shall be assigned, transferred, pledged, or otherwise encumbered by a participant, otherwise than by will, by designation of a beneficiary after death, or by the laws of descent and distribution, and each award shall be exercisable, during the participant's lifetime, only by the participants or, if permissible under applicable law, by the participants guardian or legal representative.


Adjustments

     In the event of any change affecting the shares of common stock by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, spin-off, combination, or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends, the Committee shall make such substitution or adjustment in the aggregate number or class of shares which may be distributed under the Plan (including the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) and in the number, class, and option price or other price of shares subject to the outstanding awards granted under the Plan as it deems to be appropriate to maintain the purpose of the original grant.

     The Committee shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or non-recurring events affecting the Company or its financial statements or changes in applicable laws, regulations, or accounting principles. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry it into effect.


Amendment and Termination

     The Board may assume responsibilities otherwise assigned to the Committee and may amend, alter, or discontinue the Plan or any portion thereof at any time, provided that no such action shall impair the rights of a participant without the participant's consent and provided that no amendment shall be made without shareholder approval either to increase the number of shares available under the Plan or if such approval is necessary to qualify for or to comply with any tax or regulatory requirement. The Committee may amend the terms of any award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any participant without his or her consent. However, the Committee may not amend the terms of any option to reduce the option price. Neither may the Committee, without the approval of shareholders, cancel any option and grant a new option with a lower option price such that the effect would be the same as reducing the option price.


Code Section 162(m) Performance-Based Compensation

     If the Committee determines at the time restricted stock, a performance award, or other stock unit award is granted to a participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such award, a "covered employee" under Code
Section 162(m), then the Committee may provide as to such award that the lapsing of restrictions thereon and the distribution of cash, shares, or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the achievement of specified levels of one or any combination of the following; net cash provided by operating activities, earnings per share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total shareholder return, or cost control, of the Company or the affiliate or division of the Company for or within which the participant is primarily employed. Such performance goals also may be based upon the achievement of specified levels of Company performance (or performance of the applicable affiliate or division of the Company) under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

     The Plan provides that, subject to any adjustments described above, no participant may be granted options and/or SARs with respect to more than two million shares in any calendar year period, and that the maximum dollar value payable with respect to performance awards or other stock unit awards and granted to any participant in any one calendar year is $10,000,000.


Change in Control

     To maintain all of the participants' rights in the event of Change in Control of the Company (as described below), unless the Committee determines otherwise at the time of grant with respect to a particular award:

      (i) any options and SARs outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant;

      (ii) the restrictions and deferral limitations applicable to any restricted stock shall lapse, and such restricted stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant;

     (iii) all performance awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such performance awards shall be immediately settled or distributed; and

     (iv) the restrictions and deferral limitations and other conditions applicable to any other stock awards or any other awards shall lapse, and such other stock unit awards or such other awards shall become free of all restrictions, limitations, or conditions and become fully vested and transferable to the full extent of the original grant.

     Change in Control of the Company shall mean the happening of any of the following events:

      (i) an acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors; excluding, however, certain acquisitions by or from the Company or by Company employee benefit plans or certain shareholder-approved merger or sale transactions involving the Company;

      (ii) a change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board, cease for any reason to constitute at least a majority of the Board, unless such change is approved by certain members of the current Board;

     (iii) with certain exceptions, the approval by the shareholders of the Company of a merger, reorganization or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or, if consummation of such corporate transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent; or

     (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.


Tax Aspects of the Plan


     The Company believes that under present law, the following are the federal tax consequences generally arising with respect to awards granted under the Plan. The grant of an option or SAR will create no tax consequences for an employee or the Company. The employee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an SAR or an option other than an ISO, the employee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise; the Company will be entitled to a deduction for the same amount. The treatment to an employee of a disposition of shares acquired through the exercise of an option depends on how long the shares have been held and if such shares were acquired by exercising an ISO or by exercising an option other than an ISO. Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

     With respect to other awards granted under the Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of shares or other property received; the Company will be entitled to a deduction for the same amount. With respect to awards that are settled in stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier; the Company will be entitled to a deduction for the same amount.

     Adoption of this proposal requires an affirmative vote by a majority of the votes cast. Your Directors recommend a vote FOR approval of amendments to the AT&T 1997 Long Term Incentive Program.

     To obtain a full text copy of the Plan, with the proposed amendments, please call the AT&T shareholder services number, 1-800-348-8288.



SHAREHOLDER PROPOSALS


     AT&T receives many suggestions from shareholders, some as formal shareholder proposals. All are given careful consideration and adopted, if appropriate. After discussion with Company representatives and clarification of the Company's position, many proposals are withdrawn.

     Proponents of two shareholder proposals have stated that they intend to present the following proposals at the annual meeting. Information on the shareholdings of the proponents is available by writing to: Manager - Proxy, AT&T Corp., 295 North Maple Avenue, Room 1216L2, Basking Ridge, New Jersey 07920-1002. The proposals and supporting statements are quoted below. The Board has concluded it cannot support these proposals for the reasons given.

                    ---------------------------------------


Shareholder Proposal (Item 4 on Proxy Card)


Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, DC 20037, has resubmitted the following proposal:

"RESOLVED: That the stockholders recommend that the Board of Directors take the necessary steps to change the Annual Meeting date to the third Wednesday of April."


"REASONS: Recently the Annual Meetings were held on a date where other major corporations met. Until a few years ago, the Company has met on a date where more independent non-employee shareholders could meet. In fact, it was one of the MOST crowded dates of the year."


"The many problems the Company faces makes maximum attendance by outside independent stockholders especially desirable."


"Last year the owners of 37,356,348 shares, representing approximately 3.4% of shares voting, voted FOR this proposal."



"If you AGREE, please mark your proxy FOR this resolution."


                    ---------------------------------------


     Your Directors recommend a vote against the above proposal. Last year, this proposal was defeated by more than 96% of the shares voted.

     In 1996, the Board examined the scheduling of the annual meeting. After weighing a number of factors, it was determined that a May rather than an April meeting better facilitated the preparation and production of a variety of shareholder materials. For instance, the work of gathering year-end business information, reviewing financial data, and preparing the proxy statement and annual report (to be printed in February) for an April meeting had to be conducted under a costly, inflexible, and resource-intensive schedule. These scheduling issues all would reoccur if the meeting were held in April and, in fact, be worsened by the addition of Liberty Media Group to AT&T. The separate financial structure of Liberty Media Group and its year-end financial information collection process requires more time than AT&T's historic businesses to gather financial data. By adopting the May time frame, we have substantially reduced, and will continue to reduce, the production and operations burden and expense associated with the preparation, printing, and delivery of proxy materials to over 3.3 million AT&T shareholders. In addition, a May meeting date appears to be convenient for and well received by shareholders. Therefore, your Directors recommend that shareholders vote AGAINST this proposal.


                    ---------------------------------------


Shareholder Proposal (Item 5 on Proxy Card)

Ms. Judith M. Barnet, 3074 Main Street, P.O. Office Box 276, Barnstable, MA 02630, has submitted the following proposal:

"WHEREAS, in 1997 top US CEOs earned on average 326 times the average factory workers' pay, a dramatic rise from the 42 times reported in 1980 (Business Week Survey of Executive Compensation);

"WHEREAS, though US multinational corporations increasingly see themselves as global companies, taking advantage of global labor markets, they continue to pay their executives at levels far surpassing levels common in Europe, Asia and Latin America;

"WHEREAS, following criticism for excessive executive compensation increases in the face of 40,000 layoffs of AT&T workers, our company's new leaders froze the salary and bonuses of hundreds of senior managers after announcing
  18,000 additional layoffs in January, 1998. With this decision our company demonstrated an understanding that the burdens of cost-cutting should be shared at all levels of the firm;

"WHEREAS, we believe that strong and vibrant organizations are built when both the fruits of success as well as the need to sacrifice are shared equitably among all those in the enterprise;

"WHEREAS, growing research on effective organizations stresses the importance of empowering front-line workers, a goal undermined by compensation policies that reward top executives at the expense of workers closest to the customers and production;

"WHEREAS, business leaders and thinkers ranging from J.P. Morgan to Peter
  Drucker have argued against wide pay gaps within enterprises and called for limits on executive pay based on multiples of worker compensation;

"THEREFORE, BE IT RESOLVED, that shareholders urge the Board of Directors to act to prevent excessive executive compensation and to assure that executives' financial interests do not run counter to the interests of the Corporation's primary assets, its employees. In order to reach this end, shareholders request that the Board:

  1) Establish a cap on CEO compensation expressed as a multiple of the pay of the lowest paid worker at AT&T;
  2) Prepare a report for shareholders disclosing the multiple used in the cap and explaining the factors used in determining the appropriate cap.

"SUPPORTING STATEMENT: We believe that AT&T's new leadership recognizes the importance of all employees participating in both the success and the sacrifice that comes from sharing a common enterprise. Soaring executive compensation costs are of growing concern to many investors. We believe AT&T would be well served by addressing this issue in a way that institutionalizes a link between the compensation of leaders and those whom they lead. In asking AT&T to establish a cap on executive compensation, we have not sought to impose our own arbitrary cap on executive pay. Instead, we have asked our company to wrestle with the wide wage gap that exists between corporate executives and other employees. By imposing the financial discipline of a pay cap, we hope our company can help reverse a long standing trend that is neither good for business nor society. Please vote YES."
                    ---------------------------------------


     Your Directors recommend a vote against the above proposal. Setting the compensation and incentives for the Chief Executive Officer is a key responsibility of the Board of Directors. As discussed in the report of the Compensation and Employee Benefits Committee of the Board on pages 35 to 41, your Directors consider a number of factors in establishing those incentives and compensation. These include pay levels of similarly positioned executives in comparable companies, the executive's experience and expertise, and the Company's performance measured against financial, employee, customer, and individual performance targets. The Board needs to retain the discretion to set and adjust the compensation of the Chief Executive Officer in the future based upon all relevant factors, without the restraint of the predetermined cap called for in this proposal.
     The Committee is committed to compensating all of its employees fairly. As acknowledged by the sponsor of this proposal, the Company has demonstrated a commitment to share the burdens of cost-cutting at all levels of the firm. In addition, AT&T provides significant opportunities for its employees to share in the success of the firm such as (1) all employees participate in an annual bonus program linked to the Company's financial results; (2) on August 1, 1997, all employees received an option to purchase 100 shares of AT&T Common Stock; and (3) all employees are eligible to participate in the Company's stock purchase plan, as legally permitted, which allows employees to acquire AT&T shares at a 15% discount from the market price. In addition, approximately 13% of employees received a grant of stock options as part of their annual compensation program in 1998.
     Based on their consideration of the above factors, your Directors believe that executive compensation levels should not be pre-set by unalterable formulas or ceilings, but rather based on the competitive dynamics of the marketplace. In the past two years, there has been a significant increase in shareholder value facilitated in part by the acquisition of new executive talent. It would not be in the shareholders' best interest to uniquely constrain the Company's ability to acquire and retain executive talent when other firms competing for executive talent do not adhere to such constraints. Therefore, your Directors recommend that shareholders vote AGAINST this proposal.

                    ---------------------------------------



     Approval of the preceding shareholder proposals would require a majority of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

ADVANCE NOTICE PROCEDURES


     Under the Company's By-Laws, no business may be brought before an annual meeting except as specified in the notice of the meeting (which includes shareholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to the Company (containing certain information specified in the By-Laws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year's annual meeting. These requirements are separate and apart from and in addition to the SEC's requirements that a shareholder must meet to have a shareholder proposal included in the Company's proxy statement under SEC Rule 14a-8.


     A copy of the full text of the By-Law provisions discussed above may be obtained by writing to AT&T's Office of the Corporate Secretary.


SUBMISSION OF SHAREHOLDER PROPOSALS


     Proposals intended for inclusion in next year's proxy statement should be sent to: Vice President - Law and Secretary, AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412, and must be received by November 25, 1999.



OTHER MATTERS TO COME BEFORE THE MEETING

     In addition to the matters described above, there will be an address by the Chairman of the Board and a general discussion period during which shareholders will have an opportunity to ask questions about the business.

     In the event that any matter not described herein may properly come before the meeting, or any adjournment thereof, the Proxy Committee will vote the shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for shareholder action at the meeting.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Employee Benefits Committee ("Committee") is composed of five independent non-employee Directors. The Committee is responsible for setting and administering executive officer salaries and the annual bonus and long-term incentive plans that govern the compensation paid to all senior managers of the Company, except that the Board (other than Directors who are employees) is responsible for setting and administering salaries and the annual bonus of the Named Officers in the Summary Compensation Table based upon recommendations of the Committee.


Compensation Philosophy

     The Company's programs are designed to provide executives with a competitive earnings opportunity, with earnings linked to the short-term and long-term performance of the Company and the sustained performance of the individual. The Committee has developed executive compensation principles to provide guidance in the design and operation of the senior management compensation plans and in the review of executive performance.

     Competitiveness: Total compensation for senior managers is targeted to produce pay consistent with the Company's performance compared against a group of direct competitors and selected major corporations of comparable size and scope of operations.

     Performance Contingency: The design of the total compensation package reflects a bias toward variable pay that matches pay to the achievement of short-term and long-term performance objectives. For the Named Officers, the variable portion of the pay program ranges from 80-85% of total target pay.

     Accountability to Stakeholders: Performance measures used in the Company's incentive programs support value creation for our three key stakeholders: shareholders, customers, and employees. In addition, beginning in 1998, all senior managers of the Company are expected to hold AT&T stock valued at from one-to-five times their base salary.

     Balance Between Short-Term and Long-Term Performance: The compensation structure for senior managers emphasizes long-term performance results over short-term results at an average ratio of 3 to 1.

     Tax Effectiveness: Elements of compensation under the annual bonus and long-term incentive plans qualify for exemption from the annual limit on tax deductibility under Section 162(m) of the Internal Revenue Code. In addition, the Company has a salary and incentive award deferral plan that permits compensation deferred under the plan to be exempt from the limit on tax deductibility.


     The Company's executive compensation program consists of three key elements: (1) base salary; (2) short-term incentives, i.e., annual bonus; and
(3) long-term incentives, i.e., performance shares, stock options, and restricted stock. The policies and the basis for determining executive compensation and specifically that of the Chairman of the Board and CEO, Mr. Armstrong, are described below:

     (1) Base Salary

     The Committee determines the salary ranges for each of the executive officer positions based upon the scope, level and strategic impact of the position, and on the pay levels of similarly positioned executive officers in comparable companies. Market data are provided through surveys conducted by external compensation consultants and presented to the Committee annually as part of the determination of the succeeding year's executive compensation structure. Annual salary adjustments recognize sustained individual performance by the executive, with overall salary increase funding levels sensitive to both market movement and Company performance.

     The Committee presents the salary recommendations for the Named Officers to the Board for approval. These salary recommendations are based on the executive's contribution to the Company, experience and expertise, and relative position against competitive market rates. There are no individual performance matrices or pre-established weightings given to each factor.

     Consistent with aligning compensation with shareholder interests and cost control, no salary increases were made for executive officers or other senior managers of the Company in 1998.

     (2) Annual Incentives

     The annual bonus for the Chairman and for the other Named Officers is (i) 0.4% of the Company's net cash provided by operating activities for the annual performance period, divided by the total number of Named Officers with respect to such period, or (ii) a lesser amount based on factors including the Company's performance relative to pre-set financial, employee, customer, and individual performance targets applicable to bonuses to other executive officers.

     The annual bonus for other executive officers is based on the Company's financial and key non-financial results as measured against pre-set targets for
(i) Earnings Per Share ("EPS"); (ii) Revenue Growth; (iii) reduction in Sales, General & Administrative ("SG&A") expense; (iv) Customer Value Added, which measures the relative value that customers perceive when our services are compared with those of our competitors; and (v) People Value Added, which measures employee views regarding leadership and contributions to the diversity of the Company. Targets for these measures were reviewed and approved by the Committee.

     (3) Long-Term Incentives: Performance Shares, Stock Options, and Restricted Stock

     Long-term incentives provide a mechanism for aligning the economic interests of executive officers with those of shareholders. Grants of stock options and performance shares are made annually under the AT&T 1997 Long Term Incentive Program. The size of these annual grants is based on competitive market grant levels for similar positions. The size of previous grants and the number of shares held by an executive generally are not considered in determining annual award levels. Grants of restricted stock or restricted stock units are made only on a selective and infrequent basis for purposes of retention or reward for outstanding performance.

     Performance Shares: Performance shares, which are awards of units equivalent in value to shares of AT&T Common Stock, are awarded annually in numbers based on surveys of competitive market grant levels for similar positions. Prior to 1997, payout of 0% to 150% of such performance shares was made in the form of cash and/or shares of AT&T Common Stock (with a required minimum of 50% in shares) at the end of a three-year performance period based on the Company's return to equity ("RTE") performance compared with a target. However, if an executive's annual compensation is subject to the limit on tax deductibility, under Section 162(m) of the Internal Revenue Code, in the last year of a performance period, then the executive receives an "other stock unit award" payout in lieu of the performance share payout. The value of the payout to each such executive for the performance period is (i) 0.13% of the Company's net cash provided by operating activities for each year in the performance period, divided by the total number of executives receiving such payouts, or (ii) a lesser amount, based on factors that include targets for the Company's RTE established for performance shares for the three-year performance period.

     To address the transition period associated with the Company's restructuring, and the difficulty of setting long-term financial targets while the restructuring was in progress, the Committee deemed the performance criteria for the 1995-1997 performance cycle to have been met at the target level. The opportunity to earn a payout above 100% was eliminated, and all other terms and conditions of the award continued to apply. For the same reason, grants for the1996-1998 cycle were issued in the form of three-year stock units. For Named Officers, the net cash provided by the operating activities formula and the Committee's authority to exercise negative discretion continued to apply in determining the actual payout for the 1995-1997 and 1996-1998 cycles. In 1997, the Company re-instituted a performance share program tied to three-year relative total shareholder return ("TSR") as measured against a peer group of industry competitors. TSR equals the sum of the appreciation in the price of AT&T Common Stock plus dividends paid over the period.

     Stock Options: Stock options are granted annually to executive officers based on surveys of competitive grant levels for similar positions. Like performance shares, the magnitude of such awards is determined annually by the Committee. Stock options are granted with an exercise price equal to or greater than the fair market value of AT&T Common Stock on the day of grant, and become exercisable after the expiration of a period of time, typically between one and six years, and continue to be exercisable until ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of AT&T Common Stock occurs over a specified number of years.

     Restricted Stock: Restricted stock and restricted stock unit awards are granted occasionally to executive officers under the AT&T 1997 Long Term Incentive Program, primarily for purposes of retention. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law. No Named Officers were granted restricted stock or stock units in 1998.


CEO Compensation

     During 1998, the Company's most highly compensated officer was C. Michael Armstrong, Chairman and Chief Executive Officer. Mr. Armstrong's 1998 performance was reviewed by the Committee and discussed with the non-employee Directors. The Committee's recommendations to the Board concerning the annual component (base salary and annual bonus) of Mr. Armstrong's compensation and the Board's approval of the annual component and his long-term component (performance shares and stock options) were based on the considerations discussed below.

     Base Salary: Mr. Armstrong's 1998 base salary was established at the time of his hire based on competitive market rates for a chief executive with his experience and record of accomplishment. As specified in Mr. Armstrong's employment agreement, the Committee will review Mr. Armstrong's salary annually in comparison with the salaries of CEOs of other Fortune 20 companies, industry competitors, and selected other large industrial companies during its annual compensation survey and review process.

     Annual Bonus: After determining the maximum award payable to Mr. Armstrong based on the Company's net cash provided by operating activities, the Committee exercised its discretion in determining the actual bonus payable based on achievement of pre-set performance targets related to 1) earnings per share, 2) revenue growth, and 3) reduction in SG&A, as well as performance goals for Customer Value Added and People Value Added.


     Under Mr. Armstrong's leadership, 1998 was a year in which the Company improved financial performance while also moving to position AT&T in critical markets for the future. The Company met or exceeded its financial targets, including a 46% increase in EPS, revenue growth of 3.2% over 1997, and a $1.6 billion reduction in SG&A expense. AT&T also achieved significant improvement in employee survey results, but did not meet its targets for Customer Value Added.


     In addition to its strong financial showing, the Company initiated a number of important strategic actions in 1998:


     o Acquired Teleport Communications Group Inc. in July, 1998, which gives AT&T entry into the business of providing local communications services to corporate customers.

     o In March 1999, merged with Tele-Communications, Inc. ("TCI"), the second largest cable company in the United States, the cable plant of which offers AT&T an attractive foundation for a significant residential local access strategy.

     o Announced a proposed joint venture with British Telecommunications P.L.C., which will serve the communications needs of multinational companies and the international calling needs of individuals and businesses.

     o Announced a proposed $1.5 billion acquisition of Vanguard Cellular Systems which will extend the Company's wireless footprint in the eastern United States.

     o Agreed to acquire the IBM Global Network Services business for $5 billion, which significantly strengthens the Company's abilities to serve global clients.

     The impact to shareholders of improving financial performance and strategic positioning is seen in the increase in AT&T's market value during Mr. Armstrong's tenure. Since October 1,1997 through December 1, 1998, AT&T has provided a total shareholder return of 68.9% and the Company's market value has increased by over $58 billion. In consideration of these accomplishments, the Committee awarded Mr. Armstrong a bonus for 1998 performance of $1,900,150.

     Long-Term Incentives: In January 1998, the Committee granted Mr. Armstrong an option on 300,000 shares, which becomes exercisable in 1999, 2000, and 2001. It also granted him 25,000 performance shares which will be paid out at the end of three years if the Company's total shareholder return is competitive with its peer group. In order for these options to reach the value indicated in the Option/SAR Grants in 1998 table on page 49, the Company's stock price would produce a corresponding aggregate pre-tax gain of more than $31 billion for the Company's shareholders.




                                   The Compensation and Employee
                                   Benefits Committee


                                   Thomas H. Wyman, Chairman
                                   Kenneth T. Derr
                                   George M.C. Fisher
                                   Donald F. McHenry
                                   Michael I. Sovern

                        FIVE-YEAR PERFORMANCE COMPARISON


The graph below provides an indicator of cumulative total shareholder returns for the Company as compared with the S&P 500 Stock Index and a Peer Group(1).



[Tabular representation of line chart]


                      Dec-93     Dec-94      Dec-95      Dec-96      Dec-97      Dec-98
                      ------     ------      ------      ------      ------      ------
AT&T Corp.             100         98         129         124          190         240
S&P 500                100        101         139         171          228         293
Peer Group             100         92         129         139          189         299



Explanation






The graph assumes $100 invested on December 31, 1993 in AT&T Common Stock, the S&P 500 Index, and Peer Group common stock with the reinvestment of all dividends, including the Company's distribution to shareholders of Lucent common stock on September 30, 1996 and NCR common stock on December 31, 1996(2). For the purpose of this chart, the Lucent and NCR distributions are treated as nontaxable cash dividends that would have been converted to additional AT&T shares at the close of business for Lucent on September 30, 1996 and at the close of business for NCR on December 31, 1996.



Footnotes



1. The Peer Group is composed of the largest companies worldwide that compete against the Company in its industry segment of telecommunications services. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. The Peer Group is the 1998 S&P Telephone Index (Alltel Corporation; Ameritech Corporation; Bell Atlantic Corp.; BellSouth Corporation; Frontier Corporation; GTE Corporation; SBC Communications Inc.; and U.S. West Communications Group); British Telecom plc; Cable & Wireless plc; MCI/WorldCom, Inc.; and Sprint Corporation. (In 1998, MCI Communications Corporation and WorldCom, Inc., members of last year's Peer Group, merged to form MCI/WorldCom, Inc. which is included in this year's Peer Group.)

2.  Data Source: S&P Compustat

                           SUMMARY COMPENSATION TABLE







                                            Annual Compensation(2)                 Long-Term Compensation(2)
                                     ------------------------------------ --------------------------------------------
                                                                                    Awards (4)              Payouts
                                                                          ------------------------------ ------------
                                                                 Other
                                                                 Annual        Restricted       Number                  All Other
                                                                Compen-          Stock            of          LTIP       Compen-
Named Officers and                                             sation(3)      Award(s) (5)     Options/    Payouts(6)   sation(7)
Principal Position (1)         Year   Salary ($)   Bonus ($)      ($)             ($)            SARs          ($)         ($)
----------------------------- ------ ------------ ----------- ----------- ------------------- ----------  ------------ ----------
 C. Michael Armstrong         1998   1,400,000    1,900,150     507,338               0         300,000           0    2,490,806
  Chairman of the Board and   1997     291,667            0           0      14,927,568(a)      750,000           0        8,539
  CEO                         1996           0            0           0               0               0           0            0
 John D. Zeglis               1998     700,000      950,100     563,906               0         105,000     605,782       47,601
  President                   1997     659,000      950,000     468,852               0         136,000     320,409       41,260
                              1996     538,500      544,000     328,595       1,975,000(b)            0     373,825       42,094
 Daniel E. Somers             1998     500,000      542,900      71,202               0          66,000     730,148       65,681
  Senior Executive Vice       1997     270,833      350,000           0         452,813(c)      136,000           0       73,241
  President & CFO             1996           0            0           0               0               0           0            0
 John C. Petrillo             1998     435,000      519,000     149,024               0          52,000     469,186      30,112
  Executive Vice President-   1997     430,833      477,300     112,079               0          78,000     248,410      898,777
  Corporate Strategy & New    1996     400,834      349,800      77,034               0               0     289,813      27,449
  Business Development
 Frank Ianna                  1998     414,000      540,000     105,121               0          52,000     228,206       24,788
  President-                  1997     411,667      472,200      70,155               0          78,000     121,657      847,376
  AT&T Network Services       1996     318,816      225,700      49,155               0               0     118,840       25,133
                              ----   ---------    ---------     -------     -----------         -------     -------    ---------

Footnotes

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1998, as measured by salary and bonus.

2. Compensation deferred at the election of Named Officers is included in the category (e.g., bonus, LTIP payouts) and year it would have otherwise been reported had it not been deferred.

3. Includes (a) payments of above-market interest on deferred compensation, (b) dividend equivalents paid with respect to long-term incentive compensation paid during the year, and (c) tax payment reimbursements. In addition, for Mr. Armstrong, includes $32,785 for personal use of corporate aircraft and $14,790 for personal use of a Company-provided leased automobile.

4. All awards granted in 1996 were granted with respect to AT&T Common Stock and then subsequently adjusted, depending on the grant date, for the impact of the spin-off of Lucent, NCR, or both to AT&T shareholders of common stock. In the case of restricted stock unit awards, the amounts shown represent the dollar value on the date originally granted.

5. (a) On October 17, 1997, the Committee granted Mr. Armstrong an award of 105,330 restricted shares and 224,561 restricted stock units to replace grants from Hughes Electronics Corporation ("Hughes") which were forfeited upon his termination from Hughes. The value of these awards as of the original grant date is reflected in the table. The vesting schedule for these grants mirrors that applicable to the original grants from Hughes. 10,945 of the restricted shares vested May 1, 1998; 8,282 vested October
   17, 1998. Of the remaining 86,103 shares, 19,072 shares vested January 1, 1999; 10,944 vest May 1, 1999; 8,282 vest October 17, 1999; 18,294 vest
   January 1, 2000, and 10,943 vest May 1, 2000. The remaining restricted shares and all the restricted stock units vest October 17, 2000 or later. Dividends on the restricted shares and dividend equivalents on the restricted units are paid to Mr. Armstrong in cash.
   (b) On October 16, 1996, an award of 50,000 (53,013 after adjustment for the spin-off of NCR) restricted stock units was granted to Mr. Zeglis to acknowledge his contribution to the restructuring and transition of AT&T and to incent his continued employment with the Company. The value at the date of grant of these restricted stock units is reflected in the table. 50% of the units vested October 16, 1998 and the remaining 50% of the units vest October 16, 2000. The grant carries stringent penalties for competition and other specified adverse activities. Dividends on such units are paid in cash to Mr. Zeglis.

   (c) On October 15, 1997, an award of 10,000 restricted stock units was granted to Mr. Somers. The value at the date of grant of these restricted stock units is reflected in the table. The grant vests on October 15, 2001 assuming continued employment and carries stringent penalties for competition and other specified adverse activities. Dividends on the units are paid in cash to Mr. Somers.

   The aggregate number (and value) for each of the Named Officers at 12/31/98 for outstanding restricted stock and restricted stock unit awards was: Mr. Armstrong 310,664 ($23,377,466); Mr. Zeglis 56,514 ($4,252,679); Mr. Somers
   10,000 ($752,500); Mr. Petrillo 17,004 ($1,279,551); and Mr. Ianna 16,432
   ($1,236,508).

6. Includes distributions in 1997 and 1998 to Mr. Zeglis of performance shares as to which three-year performance periods ended December 31, 1996 and December 31, 1997, respectively. Includes distributions in 1997 to Messrs. Petrillo and Ianna, and in 1998 to Messrs. Somers, Petrillo, and Ianna of stock units as to which three-year performance criteria, in recognition of the Company's restructuring and the difficulty of setting long-term financial targets while the restructuring was in progress, was deemed to have been met at the target level.

7. In 1998, includes (a) Company contributions to savings plans (Mr. Armstrong $0, Mr. Zeglis $6,400, Mr. Somers, $0, Mr. Petrillo $6,400, and Mr. Ianna $6,400); (b) dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term insurance coverage) projected on an actuarial basis (Mr. Armstrong $197,092, Mr. Zeglis $21,722, Mr. Somers $65,681, Mr. Petrillo $12,962, and Mr. Ianna $8,597); and (c) payments equal to lost Company savings match caused by IRS limitations (Mr. Armstrong $0, Mr. Zeglis $19,479, Mr. Somers $0, Mr. Petrillo $10,750, and Mr. Ianna $9,792). In addition, for Mr. Armstrong, includes $2,293,714 Company-paid premium to purchase a split-dollar survivorship insurance policy insuring Mr. Armstrong and his spouse, as specified in his employment agreement described on page 50. Interest was accrued on the $2,050,000 base amount from Mr. Armstrong's hire date of October 17, 1997 through November 6, 1998, the date of the premium payment, at the interest rate in effect for the Senior Management Incentive Award Deferral Plan in 1998.

   In 1997, for Messrs. Petrillo and Ianna, includes deposits into an individual non-qualified supplemental retirement deferral account in the amount of $870,000 and $828,000, respectively.

                                AGGREGATED OPTION/STOCK APPRECIATION RIGHTS
                               ("SAR") EXERCISES IN 1998 AND YEAR-END VALUES

                                                                           Number of           $ Value of
                                                                          Unexercised         In-the-Money
                                                                          Options/SARs        Options/SARs
                                                                        at Year End (3)      at Year End (3)
                                                                      -------------------   ----------------
                                     Number of
                                  Shares Acquired        $ Value          Exercisable/        Exercisable/
           Name (1)               on Exercise (2)     Realized (2)       Unexercisable        Unexercisable
------------------------------   -----------------   --------------   -------------------   ----------------
C. Michael Armstrong .........              0                  0                   0           $         0
                                                                           1,050,000           $26,667,135
John D. Zeglis (4) ...........        136,402         $7,015,203             321,792           $14,140,372
                                                                             553,370           $15,636,007
Daniel E. Somers .............              0                  0              28,666           $ 1,123,349
                                                                             173,334           $ 4,543,395
John C. Petrillo .............              0                  0             139,116           $ 5,371,924
                                                                             180,736           $ 4,862,081
Frank Ianna ..................              0                  0              49,516           $ 1,880,949
                                                                             178,165           $ 4,816,450



Footnotes

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1998, as measured by salary and bonus.

2. For Mr. Zeglis, includes the value of exercises of 136,402 Lucent SARs.

3. For Mr. Zeglis, includes adjusted AT&T options and Lucent and NCR SARs.

4. A portion of the outstanding stock options for Mr. Zeglis was converted, in connection with the Company's restructuring, into a combination of adjusted AT&T options and SARs exercisable with respect to Lucent and/ or NCR shares. This balancing of risk and opportunity among the three companies mirrored the impact that the restructuring had on the Company's shareholders. The conversion was awarded to Mr. Zeglis by virtue of his membership on the Transition Steering Committee, the charter of which was to ensure the creation of three healthy independent companies as a result of the restructuring. Consistent with accounting principles governing such conversions, the adjusted options and SARs retain the same term and vesting provisions as the original options.

                               LONG-TERM INCENTIVE PLANS-AWARDS IN 1998



                                                                 Estimated Future Payouts
                                              Performance    Under Non-Stock Price-Based Plans
                                 Number of    Period Until -----------------------------------
                                Performance    Maturation     Threshold   Target   Maximum
           Name (1)                Shares      or Payout         (#)      (#)(2)     (#)
------------------------------ ------------- ------------- ----------- -------- --------------
C. Michael Armstrong .........    25,000       1998-2000        6,250     25,000   50,000
John D. Zeglis ...............    21,100       1998-2000        5,275     21,100   42,200
Daniel E. Somers .............    12,900       1998-2000        3,225     12,900   25,800
John C. Petrillo .............     9,400       1998-2000        2,350      9,400   18,800
Frank Ianna ..................     9,400       1998-2000        2,350      9,400   18,800



Footnotes

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1998, as measured by salary and bonus.

2. In January 1998, the Performance Share Awards listed in the table were awarded. If they remain Named Officers at the end of 2000, the value of the payout to Messrs. Armstrong, Zeglis, Somers, Petrillo, and Ianna shall be (i) 0.13% of the Company's net cash provided by operating activities for each year in the performance period, divided by the total number of Named Officers receiving payouts for the period ending in 2000, or (ii) a lesser amount, based on factors, such as targets for the Company's earnings, return to equity, cash flow, and total shareholder return for the period.


                                                     OPTION/SAR GRANTS IN 1998



                                                         Individual Grants
                               ---------------------------------------------------------------------
                                  Number of      % of Total                                  Grant
                                 Securities     Options/SARs                                 Date
                                 Underlying      Granted to     Exercise or                 Present
                                Options/SARs      Employees      Base Price   Expiration    Value(3)
            Name(1)              Granted(2)    in Fiscal Year      ($/Sh)        Date         ($)
------------------------------ -------------- ---------------- ------------- ------------ ----------
C. Michael Armstrong .........    300,000            0.98%         63.1563    01/30/08     5,355,000
John D. Zeglis ...............    105,000            0.34%         63.1563    01/30/08     1,874,250
Daniel E. Somers .............     66,000            0.21%         63.1563    01/30/08     1,178,100
John C. Petrillo .............     52,000            0.17%         63.1563    01/30/08       928,200
Frank Ianna ..................     52,000            0.17%         63.1563    01/30/08       928,200



Footnotes

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1998, as measured by salary and bonus.

2. Options become exercisable to the extent of one-third of the grant on the first, second, and third anniversaries of the grant date, respectively.

3. The Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: an option term of 7 years, volatility of 23.00%, dividend yield at 2.20%, and interest rate of 5.57%. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     AT&T entered into an employment agreement with Mr. Armstrong dated October 17, 1997. The agreement provided for an initial base salary of $1,400,000 per year. It also provided for a guaranteed annual incentive award for the 1998 performance year of no less than 100% of his then base salary, and, for 1998 and 1999 performance shares/stock units granted under the AT&T 1997 Long Term Incentive Program ("1997 LTIP"), a guaranteed grant value equivalent to no less than 100% of his base salary at the time of grant. Mr. Armstrong was eligible for annual stock option awards commencing in 1998 in accordance with the Committee-approved compensation structure for such years.

     To address certain forfeitures experienced when Mr. Armstrong left his previous employer, the Company paid a premium of $2,050,000 to purchase a split-dollar survivorship insurance policy insuring Mr. Armstrong and his spouse. Such policy will, upon the death of the last surviving insured, provide insurance proceeds equal to the sum of the face amount of the policy and the policy's cash value. An amount equal to the policy face amount shall be payable to Mr. Armstrong's beneficiaries or to a trust which may be established to own Mr. Armstrong's interest in such policy. The balance of the proceeds will be paid to the Company, and, from its share of the death benefit, the Company will pay a Company-paid death benefit to Mr. Armstrong's beneficiaries equal to the death benefit received by the Company, minus the Company-paid premium. The face amount of such split-dollar survivorship insurance policy will be determined in accordance with the underwriting requirements of the insurance company providing such coverage based on the Company's premium payment of $2,050,000 and additional premium payments, if any, that Mr. Armstrong may become eligible for under any similar program adopted by the Company for its senior executives and in which Mr. Armstrong elects to participate.

     In accordance with his employment agreement, Mr. Armstrong was also granted AT&T Restricted Stock, AT&T Restricted Stock Units and AT&T Stock Options under the 1997 LTIP to replace similar grants forfeited from his prior employer and to provide strong incentives to create shareholder value for AT&T shareowners.


     Details of these grants follow:

     1. He was granted 105,330 shares of AT&T Restricted Stock, of which 19,227 shares vested in 1998. The remaining 86,103 shares vest as follows:
         19,072 shares on January 1, 1999; 10,944 shares on May 1, 1999; 8,282 shares on October 17, 1999; 18,294 shares on January 1, 2000; 8,282 shares on October 17, 2000; 10,943 shares on May 1, 2000; 2,005 shares on May 1, 2001; and 8,281 shares on October 17, 2001.

     2. Mr. Armstrong was also granted 224,561 AT&T Restricted Stock Units, which vest on October 1, 2003, assuming continued employment, with a guarantee that, in the event the fair market value of the AT&T shares furnished to Mr. Armstrong on October 1, 2003 is less than $10,000,000, such shortfall will be made up in cash by the Company. In the event of
         (a) a Change in Control (as defined) on or before April 1, 2002 and a subsequent (within 3 years) Company-initiated termination for other than "cause" (as defined) or Constructive Termination Without Cause (as defined) or (b) Mr. Armstrong's death, special vesting rules apply.

     3. Mr. Armstrong was granted an option to purchase, within ten years, 750,000 shares of AT&T Common Stock, with a purchase price of $44.5313. Such option will vest as to one-third of the shares on October 17, 2000, one-third on October 17, 2001, and one-third on October 17, 2002, based on continued employment.


     As part of his employment agreement, the Company entered into a supplemental pension arrangement with Mr. Armstrong. Pursuant to such arrangement, Mr. Armstrong will receive an annual benefit (as defined in the employment agreement) commencing at his retirement at or after age 65. Such benefit will vest 20% per year on each of the first five anniversaries of his hire, and will be payable in actuarially-reduced amounts for retirement and commencement prior to age 65. Pension benefits payable under this arrangement will be paid out of the Company's operating income, and will be offset by (1) all amounts actually received by Mr. Armstrong under any other Company qualified or non-qualified retirement plan or arrangement, and (2) the greater of (a) $655,642 or (b) the actual pension benefits to be paid to Mr. Armstrong with respect to that year by his prior employers under their qualified and non-qualified defined benefit plans. In addition, Mr. Armstrong will be entitled to certain other post-retirement benefits that are generally made available from time to time to retired executive officers and service-pension-eligible senior managers.

     Mr. Armstrong's agreement provides for certain entitlements in the event of his termination from AT&T under specified circumstances. Pursuant to his agreement, in the event of Mr. Armstrong's death, his beneficiaries or estate will be entitled to his base salary through the end of his month of death, his target annual incentive award for the year of death, a lump sum payout at target for each open long-term incentive program performance cycle and payment of survivor benefits under his supplemental pension arrangement which vests 100% at his death. All outstanding unvested stock options will vest and together with already vested options will be exercisable for the remainder of the original term of each grant; restrictions on the restricted stock granted as part of his agreement will lapse; restricted stock units granted in his agreement will be payable in accordance with the schedule established in his Restricted Stock Unit Award Agreement (20% to 100% of units granted will be payable, depending on the date of death) in the event of his death prior to the vesting of such restricted stock units on October 1, 2003.

     Mr. Armstrong's agreement also provides that in the event his employment is terminated as a result of disability (as defined), he shall be entitled to receive disability benefits in accordance with the long-term disability program then in effect for Senior Managers. In addition, base salary, annual incentive, stock options, restricted stock, and restricted stock units shall be treated in the same manner as described above in the case of death. Treatment of long-term incentives will be as described above in the case of death, provided, however, payment will be in accordance with the terms of the plan instead of a lump sum. Pension benefits under his supplemental pension arrangement will vest and will be offset by any Company-provided disability benefits.

     In the event of a termination for "cause" (as defined) or in the event of a voluntary resignation, other than a termination due to death or disability or a Constructive Termination (as defined) without "cause" or retirement on October 31, 2003, Mr. Armstrong will forfeit all restricted stock and restricted stock units as to which restrictions have not lapsed, long-term incentives with respect to uncompleted performance cycles, outstanding stock options which are not exercisable, and any pension benefit not yet vested under his Supplemental Pension Arrangement. He will receive base salary through his date of termination, and vested stock options shall remain exercisable for 90 days after termination or until the originally scheduled expiration date, if earlier.

     In the event of a Company-initiated termination for other than "cause" or in the event of a Constructive Termination without "cause," neither of which follow within three years of a Change in Control (as defined), Mr. Armstrong will be provided the following: base salary through the date of termination, a prorated annual incentive award at target for the year of termination, a 24-month continuation of monthly base salary, or at his option, the lump-sum present value of such payments (using the short-term Treasury bill rate for the month of termination); two times the target annual incentive award for the year of termination payable over 24 months, or at his option, the lump-sum present value of such payments (using the short-term Treasury bill rate for the month of termination); and payout at target for each open long-term incentive program performance cycle in accordance with the plan or in a lump sum as described above. In addition, all outstanding unvested stock options will vest and together with already vested options will be exercisable for the remainder of the original term of each grant; restrictions on the restricted stock granted as part of his agreement will lapse; and his supplemental pension benefit shall fully vest. For a period of 24 months following his termination, or, if earlier, until he receives equivalent coverage and benefits from another employer,

Mr. Armstrong will be entitled to continued participation in AT&T's benefit plans and programs.


     In the event of Mr. Armstrong's retirement as of October 31, 2003, he will be entitled to payment of his supplemental pension and will be treated in accordance with the plans, programs, and practices applicable to retired Senior Managers.


     Mr. Armstrong's agreement provides that in the event of a Change in Control, all amounts and benefits to which he is entitled but are not yet vested (except with respect to his restricted stock unit grant which is governed by the terms of the grant agreement) shall become fully vested. In addition, in the event of a Company-initiated termination or a Constructive Termination without "cause" following a Change in Control, he shall be entitled to the benefits described above in connection with a Company-initiated termination without "cause" or a Constructive Termination without "cause" not associated with a Change in Control provided, however: (1) the number of months associated with salary, annual incentive, and benefits continuation shall be 48 months, and such amounts will be payable as a lump sum as soon as practicable after his termination and (2) restricted stock units granted in his agreement will be payable in accordance with the schedule established in his Restricted Stock Unit Award Agreement (25% to 100% of units granted will be payable, depending on date of termination). In the event the payments in this paragraph are determined to constitute a payment under Section 280G(b)(2) of the Internal Revenue Code and such payment is subject to an excise tax under Section 4999 of the Code, the Company will provide Mr. Armstrong with a tax gross-up payment to negate the excise tax.


     In the event of any termination described above, Mr. Armstrong or his estate shall also be entitled to the unpaid balance of any incentive awards for completed performance periods, any expense reimbursements due him, and other benefits in accordance with applicable plans and programs.


     AT&T entered into an employment agreement with Mr. Somers dated as of April 1997. The agreement provided for an initial base salary of $500,000. It also provided for a guaranteed annual incentive award for 1997 performance of no less than 80% of his then base salary prorated for his partial service in 1997. Mr. Somers was also provided 11,600 Performance Shares covering the 1997-1999 performance period and an option to purchase, within ten years, up to 86,000 shares of AT&T Common Stock with a purchase price of $36.0625. These options vest one-third each on June 1, 1998, 1999, and 2000, based on continued employment.


     To address certain forfeitures experienced when Mr. Somers left his previous employer and to incent him to join the Company, the agreement provided for (i) a payment of $238,000 to replace a forfeited bonus from his prior employer; (ii) a payment of $337,000 to replace forfeited spread on stock options of his prior employer; (iii) a signing bonus of $200,000; and (iv) two awards each consisting of 11,600 Performance Shares/Stock Units for the 1995-1997 and 1996-1998 performance periods, respectively.


     As part of his employment agreement, the Company entered into an arrangement with Mr. Somers which will provide him with certain benefits in the event that he terminates his employment after ten years of employment for any reason other than death or Company-initiated termination for "cause." Pursuant to such arrangement, he will be entitled to a death benefit of two and one-half times base salary under the Company's life insurance program for Senior Managers and for Company-sponsored medical coverage.


     In the event Mr. Somers is terminated by the Company, at any time for any reason other than "cause" or "long-term disability" (as both terms are defined in the agreement) or in the event of self-initiated termination by Mr. Somers for "good reason" (as defined in the agreement) following a Change in Control, Mr. Somers will be provided the following: immediate vesting and continuation of all Stock Options granted under the agreement as if he were eligible for Company post-retirement benefits, and continuation of vesting and/ or exercisability of all long-term incentive awards granted in 1998 and later years under the terms and conditions applicable to Senior Managers terminating employment with eligibility for post-retirement benefits.

     In the event Mr. Somers is terminated by the Company at any time within five years of his date of hire for any reason other than "cause" or "long-term disability" or in the event of self-initiated termination by Mr. Somers for "good reason" following a Change in Control, Mr. Somers will be provided the following: a severance benefit, payable over twelve months, equivalent to the greater of $900,000 or 100% of the sum of his annual base salary plus target annual incentive awards in effect at termination; a prorated target annual incentive for his year of termination and continuation of all Performance Shares/Stock Units granted under the agreement under the terms and conditions applicable to Senior Managers terminating employment with eligibility for post-retirement benefits.

     In 1997, the Company adopted the Special Executive Severance Plan ("Severance Plan") for members of the Operations Team as constituted at that time and certain members of the Senior Management Team (a total of 10 executives, 7 of whom remain with the Company). Under the Severance Plan if covered executives (i) are terminated by the Company for other than "cause" (as defined in the Severance Plan) or (ii) self-initiate termination for "good reason" (as defined in the Severance Plan), they will be provided a severance payment equivalent to two times the sum of base salary plus target annual incentive in effect at termination. The severance amount payable may be deferred for up to 5 years with 5 annual payments thereafter and will be credited with interest based on the interest rate formula in effect for the Senior Management Incentive Award Deferral Plan on the Severance Plan effective date. In addition, covered executives who terminate under the terms of the Severance Plan will be entitled to certain other post-termination benefits that are generally made available from time to time to retired executive officers and service-pension-eligible senior managers.

PENSION PLANS

     The Company maintains the AT&T Management Pension Plan, a non-contributory pension plan which covers all management employees, including the Named Officers listed in the Summary Compensation Table. The normal retirement age under this plan is 65; however, retirement before age 65 can be elected under certain conditions.

     The AT&T Management Pension Plan was amended in 1997 to update the adjusted career average pay formula for computing pensions. Effective August 1, 1997, the adjusted career average pay formula was 1.6% of the average annual pay for the three years ending December 31, 1996, times the lesser of (a) 105% of the number of years of service prior to January 1, 1997 or (b) the number of years of service prior to January 1, 1997 plus one. Only the basic salary was taken into account in the formula used to compute pension amounts for the Named Officers and other senior managers under the adjusted career average pay formula. No service or compensation after December 31, 1996 was used in calculating an employee's normal retirement benefit under the adjusted career average pay formula.


     Effective January 1, 1998, the AT&T Management Pension Plan was further amended to convert the plan to a cash balance design. Under the new design, a hypothetical cash balance account is established for each participant for record-keeping purposes. Each year a participant's cash balance account is credited with (a) a pay credit based on the participant's age and eligible pay for that year, and (b) an interest credit based on the participant's account balance as of the end of the prior year. Effective January 1, 1998, an eligible participant's cash balance account received an initial credit based on a conversion benefit equal to the participant's normal retirement benefit under the adjusted career average pay formula described above multiplied by a conversion factor based on the participant's age as of December 31, 1996. The initial pay credit was made as of January 1, 1998 based on the participant's eligible pay for 1997, and the initial interest credit was made as of January 1, 1998 based on the conversion benefit. Only basic salary is considered eligible pay under the cash balance design for the Named Officers and other senior managers. Interest credits are calculated at the effective annual rate of 7% for calendar years 1997, 1998, and 1999. For subsequent calendar years, interest credits are based on the effective annual rate of 4%. Under the cash balance design, a participant's benefit is determined by projecting interest credits to his or her cash balance account to age 65, converting the projected cash balance account to an annuity, and reducing that annuity for early commencement. A participant's benefit under the Plan after conversion to the cash balance design will be no less than the benefit calculated under the career average pay formula as adjusted in 1997.

     Federal laws place limitations on pensions that may be paid from the pension trust related to the AT&T Management Pension Plan. Pension amounts based on the AT&T Management Pension Plan formula which exceed the applicable limitations will be paid as an operating expense.

     The Company also maintains the AT&T Non-Qualified Pension Plan. Under the plan, annual pensions for Messrs. Armstrong, Zeglis, Somers, Petrillo, and Ianna and other senior managers are computed based on actual annual bonus awards under the Company's Short Term Incentive Plan. Pension benefits under this plan will commence at the same time as benefits under the AT&T Management Pension Plan. The annual pension amounts payable under this plan are equal to no less than the greater of the amounts computed under the Basic Formula or Alternate Formula which were amended in 1997 and are described below.


Basic Formula

     For the three-year period ending December 31, 1996, 1.6% of the average of the actual annual bonus awards times the lesser of (a) 105% of the number of years of service prior to January 1, 1997 or (b) the number of years of service prior to January 1, 1997 plus one.


Alternate Formula

     The excess of (a) 1.7% of the adjusted career average pay over (b) 0.8% of the covered compensation base times the lesser of
(i) 105% of the number of years of service prior to January 1, 1997 or (ii) the number of years of service prior to January 1, 1997 plus one, minus the benefit calculated under the AT&T Management Pension Plan formula (without regard to limitations imposed by the Internal Revenue Code). For purposes of this formula, adjusted career average pay is the average annual compensation for the three-year period ending December 31, 1996, without regard to the limitations imposed by the Internal Revenue Code. The covered compensation base used in this formula is the average of the maximum wage amount on which an employee was liable for Social Security Tax for each year beginning with 1961 and ending with 1996. In 1996, the covered compensation base was $27,600.

     No service or compensation after December 31, 1996 is used to calculate an employee's normal retirement benefit under the Basic Formula or Alternate Formula.

     Effective January 1, 1998, the AT&T Non-Qualified Pension Plan was further amended to convert the plan to a cash balance pension design. Under the new design, a hypothetical cash balance account is established for each participant for record-keeping purposes. Each year a participant's cash balance account is credited with (a) an award credit based on the participant's age and short-term award paid in that year and (b) an interest credit based on the participant's account balance as of the end of the prior year. Effective January 1, 1998, an eligible participant's cash balance account received an initial credit based on a conversion benefit equal to the participant's normal retirement benefit under the Basic Formula described above multiplied by a conversion factor based on the participant's age as of December 31, 1996. The initial award credit was made as of January 1, 1998 based on the participant's short-term award paid in 1997 and the initial interest credit was made as of January 1, 1998 based on the conversion benefit. Interest credits are calculated at the effective annual rate of 7% for calendar years 1997, 1998, and 1999. For subsequent calendar years, interest credits are based on the effective annual rate of 4%. Under the cash balance design, a participant's benefit is determined by projecting interest credits to his or her cash balance account to age 65, converting the projected cash balance account to an annuity, and reducing that annuity for early commencement in the same manner as under the AT&T Management Pension Plan.

     Senior Managers, including Mr. Zeglis, and certain other management employees who are hired at age 35 or over, are covered by a supplemental AT&T Mid-Career Pension Plan. For qualified managers retiring with at least five years at a senior level, the plan provides additional credits at approximately one-half the rate in the AT&T Management Pension Plan. The number of credits is equal to the lesser of (1) actual years of net credited service at retirement, or (2) the employee's age at the time of hire minus 30. In addition, the AT&T Mid-Career Pension Plan was amended to provide that liability with respect to senior managers actively employed on January 1, 1998 be transferred to the AT&T Non-Qualified Pension Plan and converted to cash balance as described above.

     Pension amounts under the AT&T Management Pension Plan formula, the AT&T Non-Qualified Pension Plan, or the AT&T Mid-Career Pension Plan are not subject to reductions for Social Security Benefits or other offset amounts. If Messrs. Armstrong, Zeglis, Somers, Petrillo, and Ianna continue in the positions as previously stated and retire at the normal retirement age of 65, the estimated annual pension amount payable under the AT&T Management Pension Plan formula and the AT&T Non-Qualified Pension Plan would be $447,500, $1,167,600, $553,000, $930,600, and $780,600, respectively. Amounts shown are straight life annuity amounts not reduced by a joint and survivorship provision which is available to these officers.

     In 1997, the Company began purchasing annuity contracts to satisfy its unfunded obligations to retired senior managers under the AT&T Non-Qualified Pension Plan. In the event the Company purchases an annuity contract for any of the Named Officers, the pension payments for such officer will vary from that set forth above. In such instance there would be a tax gross-up payment to the officer, and annuity benefits paid by the annuity provider will be reduced to offset the tax gross-up payment. The after-tax pension benefit will be the same as the after-tax benefit the participant would otherwise have received under the AT&T Non-Qualified Pension Plan. Receipt of the annuity is contingent on the signing of a two-year non-competition agreement which, should competitive activity occur within the two-year period, gives the Company the right to seek injunctive relief and to recapture any amounts already paid out under the annuity contract.

     In 1997, the Company entered into a supplemental pension arrangement with Mr. Zeglis. Pursuant to Mr. Zeglis's arrangement, if employment is terminated for any reason other than (i) Company-initiated termination for "cause" (as defined in the arrangement) or (ii) self-initiated termination prior to age 52 for other than "good reason" (as defined in the arrangement), he will be entitled to the supplemental pension. Under the supplemental pension arrangement, Mr. Zeglis is entitled to pension benefits determined under the then-existing Company qualified and non-qualified pension formulas, using January 1, 1973 as a date of hire, and subject to a minimum amount. Pension benefits payable under this arrangement will be paid out of the Company's operating income, and will be offset by all amounts actually received by Mr. Zeglis under any then-existing Company qualified and/or non-qualified retirement plans. In addition, Mr. Zeglis will be entitled to certain other post-retirement benefits that are generally made available from time to time to retired executive officers and service-pension-eligible senior managers. Pursuant to the supplemental pension arrangement for Mr. Zeglis, if he continues in the position previously stated and retires at the normal retirement age of 65, the estimated annual supplemental pension amount, in addition to the pension payable under the AT&T Management Pension Plan and AT&T Non-Qualified Pension Plan described above, would be $137,000.


In 1997, the Company also entered into a special individual non-qualified supplemental retirement arrangement with three executive officers including Messrs. Ianna and Petrillo. Under this agreement, on November 1, 1997 a deferred account (hereinafter "Deferred Account") was credited with an initial balance of two times base pay. The Company shall credit interest to the Deferred Account as of the end of each calendar quarter at a rate equal to one-quarter of the average 30-Year Treasury Bond Rate in effect for the last previous quarter. Pursuant to the arrangement, if (i) employment is terminated by the Company for any reason other than "cause" prior to the vesting date or
(ii) employee self-initiates termination prior to the vesting date for "good reason" (as defined in the arrangement), he will be entitled to the Deferred Account. The vesting date for the officers named above is the sixth anniversary of the "effective date" (as defined in the arrangement). The Deferred Account will be maintained as a bookkeeping account on the records of the Company and the named officers have no present ownership right or interest in the Deferred Account, or in any assets of the Company with respect thereto.

     As part of his employment agreement as described above, the Company entered into a supplemental pension arrangement with Mr. Armstrong in 1997. Pursuant to Mr. Armstrong's arrangement, if he continues in his position as previously stated and retires at the normal retirement age of 65, the estimated pension amount payable under the agreement, which supplements the annual pension amount payable under the AT&T Management Pension Plan and the AT&T Non-Qualified Pension Plan, would be $704,400.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Malone Transactions


     On February 9, 1998, in connection with a settlement with the estate of Bob Magness (the "Magness Settlement"), TCI entered into a call agreement (the "Malone Call Agreement") with Dr. John C. Malone and Dr. Malone's wife (together with Dr. Malone, the "Malones"), under which the Malones granted to TCI the right to acquire any shares of TCI's common stock which are entitled to cast more than one vote per share (the "High-Voting Shares") owned by the Malones, which as of December 31, 1998 consisted of an aggregate of approximately 69 million High-Voting Shares, upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third persons. In either such event, TCI had the right to acquire such shares at a maximum price equal to the then relevant market price of shares of "low-voting" Series A common stock plus a 10 percent premium. The Malones also agreed that if TCI were ever to be sold to another entity, then the maximum premium that the Malones would receive on their High-Voting Shares would be no greater than a 10 percent premium over the price paid for the relevant shares of Series A common stock. In connection with the merger of TCI and a subsidiary of AT&T (the "Merger"), the TCI Group Series B Stock was converted into AT&T Common Stock at a ten percent premium to the exchange ratio applicable to the TCI Series A Stock. TCI paid $150 million to the Malones in consideration of them entering into the Malone Call Agreement. Additionally, on February 9, 1998, the Magness family entered into a Shareholders' Agreement (the "Shareholders' Agreement") with the Malones and TCI.

     In connection with the Merger, Liberty Media Group ("Liberty") became entitled to exercise TCI's rights under each Call Agreement and the Shareholders' Agreement with respect to the Liberty Media Group Class B Common Stock acquired by the Malones and the Magness family as a result of the Merger.


     Prior to the Merger, Dr. Malone acquired from certain subsidiaries of TCI for $17 million, working cattle ranches located in Wyoming which were owned by Silver Spur Land and Cattle Co. and Bob Magness, Inc. The purchase consideration paid by Dr. Malone was in the form of a 12-month note in the amount of $17 million having an interest rate of 7%. Such note is payable at any time without penalty and is personally guaranteed by Dr. Malone. In connection with the Merger, Dr. Malone's employment agreement with TCI was transferred to Liberty and Liberty assumed TCI's obligations thereunder.


Transactions in Connection with the Merger

     Management Matters: Following the Merger, Dr. Malone became Chairman of Liberty. Pursuant to an agreement between AT&T and TCI, Dr. Malone was appointed to the AT&T Board of Directors effective March 17, 1999. AT&T also has agreed that, for a period of three years, it will nominate Dr. Malone for reelection to the Board of Directors.

     Stock Ownership: In the Merger, holders of Liberty Group Series A Stock and TCI Ventures Group Series A Stock, respectively, received shares of Liberty Media Group Class A Common Stock that entitle such holders to cast 1/10 vote per share. In the Merger, holders of Liberty Group Series B Stock and TCI Ventures Group Series B Stock, respectively, received shares of Liberty Media Group Class B Common Stock that entitle such holders to cast one vote per share. The distinction between the shares of Liberty Media Group Class A Common Stock and Liberty Media Group Class B Common Stock maintains the 10-to-1 voting ratio between the holders of Liberty Group Series B Stock and TCI Ventures Group Series B

Stock on the one hand and the holders of Liberty Group Series A Stock and TCI Ventures Group Series A Stock on the other hand. As of December 31, 1998, the Malones beneficially owned 34,775,586 shares of Liberty Group Series B Stock and TCI Ventures Group Series B Stock, or approximately 45.2% of such shares outstanding as of such date. Dr. Malone also held options to acquire an additional 1,125,000 shares of Liberty Group Series A Stock, 1,200,000 shares of TCI Ventures Group Series A Stock, and 2,800,000 shares of TCI Ventures Group Series B Stock. Pursuant to the terms of the Shareholders' Agreement, Dr. Malone has the power to vote all shares of Liberty Media Group Class B Common Stock held by the Magness family. Dr. Malone also has the power to vote all shares of Liberty Media Group Class B Common Stock held by Leo Hindery or Mr. Hindery's daughter's trust. As a result, immediately following the Merger and assuming the exercise of his options to purchase shares of Liberty Group Stock and TCI Ventures Group Stock, Dr. Malone will have the power to vote securities having approximately 46.1% of the voting power with respect to any matters upon which the holders of Liberty Media Group Common Stock will vote as a separate class.

     TCI Holdings, Inc.: Dr. Malone owns, as trustee for his children, 68 shares of the 12% Series C Cumulative Compounding Preferred Stock of TCI Holdings, Inc., a subsidiary of TCI. In connection with the Merger, AT&T agreed, and the terms of such preferred stock provide, that for a period of 15 years following the effective time of the Merger, the preferred stock may not be redeemed or modified.

OTHER INFORMATION



     A Directors' and Officers' Liability policy was placed, effective July 1, 1997, with Lloyds of London and other carriers. The policy insures AT&T for certain obligations incurred in the indemnification of its Directors and Officers under New York law or under contract, and insures Directors and Officers when such indemnification is not provided by AT&T. The policy premium from July 1, 1998 through July 1, 1999 is $773,000.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company and of its subsidiaries may solicit proxies in person or by telephone. The Company also has retained Morrow & Co. to aid in the solicitation of proxies, at an estimated cost of $30,000 plus reimbursement of reasonable out-of-pocket expenses.


     The above notice and proxy statement are sent by order of the Board of Directors.



                                Marilyn J. Wasser
                                Vice President - Law and
                                Secretary




Dated: March 25, 1999

    [globe logo] AT&T
    32 Avenue of the Americas
    New York, NY 10013-2412












    [logo] Recycled
           Paper


                                                                       ATT-PS-99

                             Annual Meeting Agenda

[AT&T Logo]

8:30 a.m. Doors Open
9:30 Introduction and Welcome, Chairman's Remarks, Election of Directors, Ratification of Auditors, Directors' Proposal, and Shareholder Proposals

          Voting and General Discussion

          Adjournment

   Hearing-amplification equipment and sign interpretation will be available.

-------------------------------------------------------------------------------


              DIRECTIONS TO THE GEORGE R. BROWN CONVENTION CENTER
   1001 Avenida de las Americas   Houston, Texas 77010   Tel: 800-427-4697

From North of Downtown Houston via Interstate 45 South and US 59 South
I-45 South to the McKinney exit. McKinney turns into Walker. Right on Walker to Avenida de las Americas.
US 59 South to the McGowen/Tuam exit. Right on McGowen. Right on Chenevert. Chenevert turns into Avenida de las Americas.

From South of Downtown Houston via Interstate 45 North, US 288 North, and US 59 North
I-45 North to the Pease/Downtown exit. Right on Chartres, left on Dallas, and right on to Avenida de las Americas. US-288 North to US 59 North to the Gray/Pierce exit. The Gray/Pierce exit turns into Chartres. Continue on Chartres to Dallas. Left on Dallas and right on to Avenida de las Americas.
US 59 North to the Gray/Pierce exit. The Gray/Pierce exit turns into Chartres. Continue on Chartres to Dallas. Left on Dallas and right on to Avenida de las Americas.

From East of Downtown Houston via Interstate 10 West
I-10 West to US 59 South to the McGowen/Tuam exit. Right on McGowen. Right on Chenevert. Chenevert turns into Avenida de las Americas.

From West of Downtown Houston via Interstate 10 East and US 290 East
I-10 East to the Downtown/Smith exit. Continue on Smith. Left on Dallas to Avenida de las Americas. US 290 East to 610 South to I-10 East. I-10 East to the Downtown/Smith exit. Continue on Smith. Left on Dallas. Dallas to Avenida de las Americas.

[Graphic of Map showing location of George R. Brown Convention Center]

PARKING is on-site at the George R. Brown Convention Center. As you approach the convention center, look for the electronic marquees which will have directions to the Shareholders Meeting. The meeting will be in Exhibit Hall D on the North Side of the Building. Enter Lobby A and proceed to the 3rd level. Additional electronic marquees and signage will direct you.



P
R
O
X
Y

                                                                     [AT&T logo]

                                   AT&T Corp.
               32 Avenue of the Americas, New York, NY 10013-2412

                      This proxy is solicited on behalf of
         the Board of Directors for the Annual Meeting on May 19, 1999

The undersigned hereby appoints C.M. Armstrong, M.I. Sovern, and T.H. Wyman, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of the undersigned in AT&T Corp. at the annual meeting of shareholders to be held at the George R. Brown Convention Center in Houston, Texas, at 9:30 a.m. on May 19, 1999, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished with the proxy card, subject to any directions indicated on the other side of the proxy card. If no directions are given, the proxies will vote for the election of all listed nominees and in accord with the Directors' recommendations on the other subjects listed on the other side of the proxy card. In the event that any other matter may properly come before the meeting, or any adjournment thereof, the Proxy Committee is authorized, at their discretion, to vote the matter.

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in the various employee stock purchase and savings plans as described in the proxy statement. Your vote for the election of Directors may be indicated on the other side. Nominees are: C.M. Armstrong, K.T. Derr, M.K. Eickhoff, W.Y. Elisha, G.M.C. Fisher, D.V. Fites, R.S. Larsen, J.C. Malone, D.F. McHenry, M.I. Sovern, S.I. Weill, T.H. Wyman, and J.D. Zeglis. Please sign on the other side and return promptly to AT&T Corp., c/o Proxy Services, P.O. Box 9390, Boston, MA 02205-9968. If you do not sign and return a proxy card, vote by telephone or Internet, or attend the annual meeting and vote by ballot, your shares cannot be voted.

--------------------------------------------------------------------------------
Comments:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

If you have written in the above space, please mark the "Special Attention" box on the other side of this card. Comments will be reviewed but not responded to on an individual basis. Instead, they will be addressed through various Company publications.

[AT&T logo]

AT&T Corp.
c/o Proxy Services
P.O. Box 9398
Boston, MA 02205

114th Annual Meeting of Shareholders
Wednesday, May 19, 1999
9:30 a.m. local time
George R. Brown Convention Center
1001 Avenida de las Americas
Houston, Texas 77010
Tel: 800-427-4697
(Map on reverse)

1999 ANNUAL MEETING
ADMISSION TICKET

Please present this ticket for admittance of shareholder(s) named above. Admittance will be based upon availability of seating.

                         VOTE BY TELEPHONE OR INTERNET

Your telephone or Internet vote authorizes the Proxy Committee to vote your shares in the same manner as if you marked, signed, and returned your proxy card. For telephone or Internet voting, you will need to enter the 9-digit Control Number located in the lower left of this form.

VOTE BY PHONE: CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-800-273-1174
               ANYTIME.
Option A: To vote as the Board of Directors recommends on ALL items, press 1.
Option B: If you choose to vote on each item separately, press 0. You will hear these instructions:
          Item 1: To vote FOR ALL nominees, press 1; to WITHHOLD FROM ALL nominees, press 9.
                    To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.
          Nominees: (01) C.M. Armstrong, (02) K.T. Derr, (03) M.K. Eickhoff,
                    (04) W.Y. Elisha, (05) G.M.C. Fisher, (06) D.V. Fites,
                    (07) R.S. Larsen, (08) J.C. Malone, (09) D.F. McHenry,
                    (10) M.I. Sovern, (11) S.I. Weill, (12) T.H. Wyman, and
                    (13) J.D. Zeglis.
          Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0. The instructions are the same for all remaining items to be voted.
          When asked, you must confirm your vote by pressing 1.

VOTE BY INTERNET: THE WEB ADDRESS IS http://att.proxyvoting.com/

THANK YOU FOR VOTING. Do not return your proxy card if you are voting by telephone or Internet.
--------------------------------------------------------------------------------
                             DETACH CARD IF MAILING

|   | Please mark
| X | votes as in
|   | this example.

Directors recommend a vote "FOR" items 1, 2, and 3 and "AGAINST" items 4 and 5.

                                                WITHHOLD
                   FOR ALL                      FROM ALL
                   nominees                     nominees

1. Election of
   Directors         [ ]                           [ ]

    FOR ALL EXCEPT the following nominee(s):

   -------------------------------------------

                              FOR     AGAINST     ABSTAIN
2. Ratification
   of Auditors                [ ]       [ ]         [ ]

3. Amend 1997
   Long Term
   Incentive
   Program                    [ ]       [ ]         [ ]

                              FOR     AGAINST      ABSTAIN
4. Annual Meeting
   Date                       [ ]       [ ]         [ ]

5. CEO
   Compensation               [ ]       [ ]         [ ]


ANNUAL MEETING
Mark here if you plan to attend the
annual meeting.                                     [ ]

ANNUAL REPORT
For multiple accounts only, mark here
to discontinue extra annual report.                 [ ]

SPECIAL ATTENTION
Mark here if you have noted
comments on the reverse.                            [ ]


Signature(s):____________________________________  Date ___________ , 1999

Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the annual meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the annual meeting and decide to vote by ballot, such vote will supersede this proxy.